Exhibit 10.01

OPTION AGREEMENT

Dated as of December 24, 2001

Among

TRIBUNE DENVER RADIO, INC.,

TRIBUNE BROADCASTING COMPANY,

ENTERCOM COMMUNICATIONS CORP.,

ENTERCOM DENVER, LLC

and

ENTERCOM DENVER LICENSE, LLC

i

(continued)

(continued)

(continued)

Table of Omitted Schedules*

Schedule 4.3	Conflicts, Required Consents and Filings

Schedule 4.4	Financial Statements

Schedule 4.5	Absence of Certain Changes

Schedule 4.6	Liabilities

Schedule 4.8	Assets

Schedule 4.9	Governmental Permits

Schedule 4.10	Real Property; Real Property Leases

Schedule 4.11	Personal Property

Schedule 4.12	Personal Property Leases

Schedule 4.13	Intellectual Property

Schedule 4.16	Employees

Schedule 4.17	Collective Bargaining and Employment Agreements

Schedule 4.18	Material Contracts

Schedule 4.19	Status of Contracts

Schedule 4.20	Violations, Litigation and Regulatory Actions

Schedule 4.22	Employee Plans

Schedule 4.23	Environmental

Schedule 5.2	Optionee Conflicts, Consents and Required Filings

Schedule 6.4	Operation of Business Until Closing

Schedule 6.5	Material Third Party Consents

Schedule 7.2	Affected Employees

*	We hereby agree to furnish supplementally these schedules to the Securities and Exchange Commission upon request.

OPTION AGREEMENT

THIS OPTION AGREEMENT, dated as of December 24, 2001 (this “Agreement”), is made and entered into by and among Tribune Denver Radio, Inc., a Delaware corporation (“Tribune Denver”), Tribune Broadcasting Company, a Delaware corporation (“Tribune”), Entercom Denver, LLC, a Delaware limited liability company (“Entercom Denver”), Entercom Denver License, LLC, a Delaware limited liability company (“Entercom Denver License”), and Entercom Communications Corp., a Pennsylvania corporation (“Entercom”, and collectively with Entercom Denver and Entercom Denver License, “Optionee”).

W I T N E S S E T H :

WHEREAS, Tribune Denver is engaged in the business of owning and operating Radio Broadcast Stations KOSI, 101.1 FM (“KOSI”) in Denver, Colorado, KEZW, 1430 AM (“KEZW”) in Aurora, Colorado and KKHK, 99.5 FM (“KKHK”) in Denver, Colorado (KOSI, KEZW and KKHK being collectively referred to herein as the “Stations”, and individually as a “Station”);

WHEREAS, Tribune owns, beneficially and of record, all of the issued and outstanding common stock of Tribune Denver; and

WHEREAS, Tribune Denver proposes to grant to Optionee, and Optionee desires to receive from Tribune Denver, an option to purchase substantially all of the assets, properties and business relating to the Stations, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Tribune Denver, Tribune and Optionee as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions.    As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Assumed Liabilities” has the meaning specified in Section 3.3(a).

“Balance Sheet” has the meaning specified in Section 4.4.

“Balance Sheet Date” has the meaning specified in Section 4.4.

“Barter Agreements” means contracts for the sale of time on the Stations in exchange for programming.

“Business” has the meaning specified in Section 3.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Claim Notice” has the meaning specified in Section 10.3(a).

“Closing” has the meaning specified in Section 3.4.

“Closing Date” has the meaning specified in Section 3.4.

“Closing Date Payment” has the meaning specified in Section 3.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“Early Exercise Period” has the meaning specified in Section 2.2.

“Early Notification” has the meaning specified in Section 2.2.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Environmental Conditions” means the state of the environment, including natural resources (e.g. flora and fauna), soil, surface water, groundwater, any drinking water supply, subsurface strata or ambient air.

“Environmental Laws” means all applicable foreign, federal, state, district and local Laws, all applicable rules, policy statements and regulations promulgated thereunder, and all applicable orders, consent decrees, judgments, governmental notices, Permits and governmental demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, CERCLA, as amended, RCRA, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any Governmental Body that are enacted and currently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), any trade or business which is under common control within the meaning of Code Section 414(c), and any affiliated service group, within the meaning of Code Section 414(m) or (o), of which Tribune or Tribune Denver is (or at any relevant time was) a member.

“Excluded Assets” has the meaning specified in Section 3.2.

“Excluded Liabilities” has the meaning specified in Section 3.3(b).

“Exercise Period” has the meaning specified in Section 2.2.

“Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC granting its consent to the assignment to Optionee (or Affiliates of Optionee) of the Station Licenses as contemplated by this Agreement pursuant to appropriate applications filed by the parties with the FCC.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 4.9(a).

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, infectious, radioactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws but excluding materials occurring naturally at or about any Tribune Denver Property. By way of example only, the term Hazardous Materials includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, acids, metals, solvents and waste waters.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning specified in Section 10.3(a).

“Indemnitor” has the meaning specified in Section 10.3(a).

“KEZW” has the meaning specified in the first recital hereof.

“KKHK” has the meaning specified in the first recital hereof.

“Knowledge of Tribune Denver” means, as to a particular matter, the actual knowledge of the following persons: the President of Tribune, the Vice President and Chief Financial Officer of Tribune, the Senior Vice President/General Counsel and Secretary of Tribune Company, the Vice President/Radio Group of Tribune, the Vice President/General Manager of Tribune Denver, the Treasurer of Tribune Denver, the Secretary of Tribune Denver, the Chief Engineer of Tribune Denver, the Director of Sales of Tribune Denver and the Controller/Human Resources Director of Tribune Denver.

“Knowledge of Optionee” means, as to a particular matter, the actual knowledge of the following persons: the President of Optionee, the Chief Financial Officer of Optionee, the Treasurer of Optionee, the Chief Human Resources Officer of Optionee, the General Counsel of Optionee and the Controller of Optionee.

“KOSI” has the meaning specified in the first recital hereof.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any contract or tort, whether based o negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Stations, the Business or the Purchased Assets or on the ability of Tribune and Tribune Denver to consummate the transactions contemplated hereby, Tribune Denver, other than changes relating to generally applicable economic conditions or the radio broadcasting industry in general.

“Option” has the meaning specified in Section 2.1.

“Optionee” has the meaning specified in the introductory paragraph hereof.

“Option Payment” has the meaning specified in Section 3.5.

“Optionee Ancillary Agreements” has the meaning specified in Section 5.2(a)

“Optionee Group Member” means Optionee, its Affiliates, directors, officers, employees and agents and their respective successors and assigns.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable, (b) easements, servitudes, rights-of-way, covenants, consents, conditions, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions affecting the use of any Tribune Denver Property listed on Schedule 4.10 which in the aggregate do not materially impair the use of the Purchased Assets for the purposes for which they are or may reasonably be expected to be held, (c) liens for mechanics, materialmen’s and similar encumbrances with respect to any amounts not yet due and payable and (d) Encumbrances securing payments under the leases set forth in Schedule 4.11.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any governmental or regulatory authority or body.

“Purchased Assets” has the meaning specified in Section 3.1.

“Purchase Price” has the meaning specified in Section 3.6.

“Qualified Intermediary” means Chicago Deferred Exchange Corporation, an Illinois corporation.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Real Property” has the meaning specified in Section 4.10(a).

“Real Property Leases” has the meaning specified in Section 4.10(c).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Requirements of Law” means any foreign, federal, state or local law, rule or regulation, Governmental Permit or other binding determination of any Governmental Body.

“Stations” has the meaning specified in the first recital hereof.

“Station Agreements” has the meaning specified in Section 4.19.

“Station Licenses” has the meaning specified in Section 3.1(b).

“TBA” means the Time Brokerage Agreement dated as of the date hereof by and between Tribune Denver and Optionee.

“TBA Effective Date” means the effective date of the TBA as defined in Section 2.2 of the TBA.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Time Sales Agreements” means contracts for the sale of time on the Stations for cash.

“Trade Agreements” means contracts for the sale of time on the Stations in exchange for merchandise or services used or useful for the benefit of the Stations, excluding Barter Agreements.

“Tribune” has the meaning specified in the introductory paragraph hereof.

“Tribune Denver” has the meaning specified in the introductory paragraph hereof.

“Tribune Denver Ancillary Agreements” has the meaning specified in Section 4.3.

“Tribune Denver Group Member” means Tribune Denver and Tribune and their Affiliates, directors, officers, employees and agents and their respective successors and assigns.

“Tribune Denver Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Tribune Denver and used in the Business.

ARTICLE II

THE OPTION

SECTION 2.1.  Grant of Option.    Upon the terms and subject to the conditions of this Agreement, Tribune Denver hereby grants to Optionee the exclusive right and option (the “Option”) to purchase, on the Closing Date, the Purchased Assets, and assume the Assumed Liabilities.

SECTION 2.2.  Option Exercise Procedures.    Optionee may exercise the Option only by the giving of written notification of such exercise to Tribune Denver at any time during the earlier to occur of (a) the period (the “Early Exercise Period”) commencing on the date that Tribune Denver provides written notification to Optionee (“Early Notification”) that Optionee may exercise the Option and ending sixty (60) days after the date of the Early Notification and (b) the period (the “Exercise Period”) commencing on the third anniversary of the date hereof and ending thirty (30) days after such third anniversary. If the Option is properly exercised, Tribune Denver and Optionee shall be required to consummate the purchase and sale of the Purchased Assets, and the assumption of the Assumed Liabilities, in accordance with this Agreement (including the provisions of Section 7.4 of this Agreement). Notwithstanding anything contained herein to the contrary, if Tribune Denver gives the Early Notification and Optionee does not exercise the Option before the expiration of the Early Exercise Period or, in the event that Tribune Denver does not give the Early Notification, and thereafter Optionee does not exercise the Option before the expiration of the Exercise Period, then, in each case, the Option shall terminate and no longer be exercisable.

ARTICLE III

PURCHASE AND SALE OF PURCHASED ASSETS

SECTION 3.1.  Purchase and Sale of Purchased Assets.    Upon the terms and subject to the conditions of this Agreement (including the provisions of Section 7.4 of this Agreement), and provided that the Option has been properly exercised in accordance with Section 2.1, on the Closing Date, Tribune Denver shall sell, transfer, assign, convey and deliver to Optionee and the Optionee shall purchase from Tribune Denver, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and business (excepting only the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by Tribune Denver relating to the Stations and the business of the Stations (the “Business”) as the same shall exist on the Closing Date (herein collectively referred to as the “Purchased Assets”), including, without limitation, all right, title and interest of Tribune Denver in, to and under:

(a)  All accounts receivable generated by the Business for periods commencing on the TBA Effective Date, but excluding any amounts payable by Optionee to Tribune Denver in accordance with the TBA;

(b)  All licenses, permits, permissions and other authorizations issued to Tribune Denver for the operation of the Stations by the FCC or any other governmental agencies, including, but not limited to, those listed on Schedule 4.9(a) and the right to use the Stations’ call letters, and all applications for modification, extension or renewal thereof, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date, including, but not limited to, those listed on Schedule 4.9(a) (the “Station Licenses”);

(c)  The Tribune Denver Real Property described in Schedule 4.10(a) and any option, right or contract to purchase, lease, possess or occupy real property described in Schedule 4.10(a) or (c);

(d)  All machinery, equipment (including computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), advertising and promotional materials, engineering plans, records and data, vehicles, furniture and other personal property owned by Tribune Denver used in or relating to the Stations or the Business, including, without limitation, the items listed or referred to in Schedule 4.11, but excluding any modification, deletion, replacement or improvement thereto made or acquired by Optionee, or disposed of by Tribune Denver or Optionee, between the date hereof and the Closing Date in accordance with the terms of this Agreement or the TBA;

(e)  The leased Personal Property listed in Schedule 4.11 and the agreements under which such Personal Property is so leased;

(f)  The trademarks, trade names (including the right to use the trade names “KOSI,” “KEZW” and “KKHK”), service marks and copyrights (and all goodwill associated therewith), registered or unregistered, owned by Tribune Denver relating to the Stations or the Business, and the applications for registration thereof and the patents and applications therefor and the licenses relating to any of the foregoing including, without limitation, the items listed in Schedule 4.13(a);

(g)  (i) All contracts for the sale of broadcast time for advertising on the Stations made in the ordinary course of the Business and consistent with past practice, (ii) the contracts, agreements or understandings listed or described in Schedule 4.18 and designated on such Schedule as an “Assumed Contract” and (iii) any other contract, agreement or understanding (evidenced in writing) entered into by Tribune Denver in respect of the Business which (A) is of the nature described in subsection (b), (c) or (f) of Section 4.18 but which, by virtue of its specific terms, is not required to be listed in Schedule 4.18 or (B) is entered into after the date hereof consistent with the provisions of Section 6.4 of this Agreement or by or at the direction of Optionee in accordance with the terms of the TBA;

(h)  All advertising customer lists, mailing lists, processes, trade secrets, know-how and other proprietary or confidential information used in or relating to the Business;

(i)  Any rights, claims or causes of action of Tribune Denver against third parties arising under warranties from manufacturers, vendors and others in connection with the Purchased Assets, the Stations or the Business;

(j)  All prepaid rentals and other prepaid expenses (except for prepaid insurance) arising from payments made by Tribune Denver in the ordinary course of the operation of the Business prior to the Closing Date for goods or services where such goods or services have not been received at the Closing Date;

(k)  All jingles, slogans, commercials and other promotional materials used in or relating to the Stations or the Business;

(l)  All books and records (including all computer programs used primarily in connection with the operation of the Business, the Purchased Assets or the Stations) of Tribune Denver or Tribune relating to the assets, properties, business and operations of the Business, the Purchased Assets or the Stations including, without limitation, all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence, but excluding any books and records (including computer programs) relating to a business of Tribune Denver or Tribune unrelated to the Business, the Purchased Assets or the Stations;

(m)  The Employment Agreement dated December 21, 2001 between Tribune Denver and Jane Bartsch, the Letter Agreement dated February 28, 2000 between Tribune

Denver and Joanne Myers-Vertovec and the Letter Agreement dated February 28, 2000 between Tribune Denver and William Houston (collectively, the “Employment Agreements”); and

(n)  All other assets or properties not referred to above which are reflected on the Balance Sheet or acquired by Tribune Denver in the ordinary course of the Business after the Balance Sheet Date but prior to Closing, except (i) any such assets or properties disposed of after the Balance Sheet Date in the ordinary course of the Business consistent with the terms of this Agreement and the TBA and (ii) Excluded Assets.

SECTION 3.2.  Excluded Assets.    Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a)  All cash and cash equivalents (including any marketable securities or certificates of deposit) of Tribune Denver or Tribune;

(b)  All claims, rights and interests of Tribune Denver or Tribune in and to any refunds for federal, state or local franchise, income or other Taxes for periods prior to the Closing Date (subject to claims or Optionee for proration of property and other Taxes under this Agreement and the TBA);

(c)  Any rights, claims or causes of action of Tribune Denver or Tribune against third parties relating to the assets, properties, business or operations of the Business arising out of transactions occurring prior to the Closing Date, except to the extent and only to the extent any such claims relate to the Purchased Assets;

(d)  All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

(e)  Tribune Denver’s and Tribune’s corporate seal, corporate minute books, stock record books, corporate records relating to incorporation, corporate Tax returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);

(f)  All bids from other parties in connection with the sale or transfer of the Stations, including any analyses relating to such bids or prepared for the purpose of soliciting bids for the Stations and the Purchased Assets;

(g)  The contracts, agreements or understandings of Tribune Denver or Tribune listed in Schedule 4.18 and designated on such Schedule as a “Contract Not Assumed” and any contract, agreement or understanding listed on Schedule 4.18 which has expired prior to the Closing Date;

(h)  Any trade name, trademarks, service marks or logos using or incorporating the names “Tribune”, “Tribune Broadcasting”, “TBC,” “Tribune Denver Radio” or any variation or derivative thereof;

(i)  All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities and not relating in any material respect, to the Purchased Assets or the Assumed Liabilities;

(j)  All trusts, trust assets, trust accounts, reserves, insurance policies or other assets, including but not limited to, those listed in Schedule 4.22 and relating to employees or to funding the employee benefit plans, agreements or arrangements sponsored, maintained, contributed to, or administered by Tribune or Tribune Denver;

(k)  Any rights of or payment due to Tribune Denver or Tribune under or pursuant to this Agreement, the TBA or the other agreements with Optionee contemplated hereby; and

(l)  All accounts receivable arising out of the operation of the Business for periods prior to the TBA Effective Date.

SECTION 3.3.  Assumption of Liabilities.

(a)  Upon the terms and subject to the conditions of this Agreement, and provided that the Option has been properly exercised in accordance with Section 2.2, on the Closing Date, Optionee shall deliver to Tribune Denver an undertaking and assumption, in a form reasonably acceptable to Tribune Denver and Optionee, pursuant to which Optionee shall assume and be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of Tribune Denver (except to the extent such obligations and liabilities constitute Excluded Liabilities):

(i)  without limitation of the obligations of Optionee (and Affiliates of Optionee) under the TBA or to the extent arising out of or caused by actions of Optionee (or Affiliates of Optionee) after the TBA Effective Date, all liabilities and obligations under Environmental Laws related to, associated with or arising out of, in each case only to the extent that the condition giving rise to such liability or obligation arose or was exacerbated after the Closing Date, (A) the occupancy, operation, use or control of any of the Real Property listed or described in Schedule 4.10(a) on or after the Closing Date or (B) the operation of the Business by Optionee on or after the Closing Date, including, without limitation, any Release or storage of any Hazardous Materials on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third party at which Hazardous Materials generated by the Business were sent on or after the Closing Date, but excluding all liabilities and obligations arising out of or caused by Tribune’s or Tribune Denver’s actions;

(ii)  without limitation of the obligations of Optionee (and Affiliates of Optionee) under the TBA for periods prior to the Closing Date, all liabilities and obligations of Tribune Denver to be paid or performed after the Closing Date in connection with the operation of the Stations, including, without limitation, (A) the Station Agreements, (B) the Employment Agreements and the car allowances and club allowances listed on Schedule 4.22 and (C) the leases, contracts and other agreements entered into by Tribune Denver with respect to the Business after the date hereof consistent with the terms of Section 6.4 of this Agreement or by or at the direction of Optionee in accordance with the terms of the TBA, except, in each case, to the extent such liabilities and obligations, but for a breach or default by Tribune Denver, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default (unless such breach or default is caused by Optionee’s action or failure to perform under the TBA); and

(iii)  without limitation of the obligations of Optionee (and Affiliates of Optionee) under the TBA for periods prior to the Closing Date, all liabilities and obligations that arise with respect to events occurring on or after the Closing Date relating to the operation of the Stations and the Business and ownership of the Purchased Assets.

All of the foregoing to be assumed by Optionee hereunder are referred to herein as the “Assumed Liabilities.”

(b)  Optionee shall not assume or be obligated for any of, and Tribune Denver shall solely retain, pay, perform, defend and discharge all of, its liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Optionee under Section 3.3(a) and, notwithstanding anything to the contrary in Section 3.3(a), none of the following (herein referred to as “Excluded Liabilities”) shall be “Assumed Liabilities” for purposes of this Agreement:

(i)  All liabilities and obligations of Tribune Denver or Tribune to be paid or performed and arising before the Closing Date in connection with the operation of the Stations and the Business and the ownership of the Purchased Assets other than those obligations assumed by Optionee pursuant to Section 3.3(a) or in connection with the TBA;

(ii)  Any foreign, federal, state, county or local income Taxes which arise from the operation of the Stations or the Business or the ownership of the Purchased Assets prior to the Closing Date;

(iii)  Any liability or obligation of the Tribune Denver in respect of indebtedness for borrowed money or any intercompany payable of the Tribune Denver or any of its Affiliates;

(iv)  All liabilities and obligations under Environmental Laws related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property listed or described in Schedule 4.10(a) prior to the Closing Date or (B) the operation of the Business prior to the Closing Date, in each case to the extent existing prior to the Closing Date on, at or from (1) any such real property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, under or in such real property or (2) any real property or facility owned by a third party at which Hazardous Materials generated by the Business were sent prior to the Closing Date, but excluding, in any case, any liabilities or obligations of Optionee (or Affiliates of Optionee) under the TBA or to the extent arising out of or caused by actions of Optionee (or Affiliates of Optionee) after the Closing Date;

(v)  Any liabilities or obligations, whenever arising (i) related to, associated with or arising out of any pension, profit sharing, or welfare employee benefit plan or other employee benefit plan, program or arrangement of Tribune or Tribune Denver providing any of the benefits described in 3(1) or 3(2) of ERISA, or providing any employment, consulting, severance, vacation, retirement, post-retirement, bonus, stay bonus, deferred compensation, incentive compensation, stock ownership, stock options, stock appreciation rights, stock purchase rights, phantom stock rights, insurance, worker’s compensation, disability, unemployment, medical, or other benefit; and (ii) relating to any current, former or retired employees, including but not limited to those plans, programs or arrangements listed in Schedule 4.22 and the obligation to provide continuation coverage as defined in Section 4980B of the Code (“COBRA Coverage”) to any employee of Tribune or Tribune Denver arising on or prior to Closing;

(vi)  Any costs and expenses incurred by Tribune Denver or Tribune incident to its negotiation and preparation of this Agreement or the TBA and its performance and compliance with the agreements and conditions contained herein or therein;

(vii)  Any of Tribune Denver’s or Tribune’s liabilities or obligations under this Agreement, the TBA or the Tribune Denver Ancillary Agreements;

(viii)  Without limitation of the obligations of Optionee (or Affiliate of Optionee) under the TBA for periods prior to the Closing Date, any liabilities or obligations of Tribune Denver to be paid or performed after the Closing Date in connection with the operation of the Stations and the Business and the ownership of the Purchased Assets, to the extent such liabilities and obligations, but for a breach or default by Tribune Denver, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default (unless such breach or default is caused by Optionee’s action or failure to perform under the TBA).

(ix)  Any of Tribune Denver’s or Tribune’s liabilities or obligations relating to the Excluded Assets;

(x)  Without limitation of the obligations of Optionee (or Affiliate of Optionee) under the TBA for periods prior to the Closing Date, any liabilities or obligations of Tribune or Tribune Denver arising out of or relating to Tribune’s or Tribune Denver’s employment of employees or independent contractors of the Stations or the Business prior to the Closing Date, including, without limitation, accrued salary, payroll and wages, accrued sick pay, accrued commissions, accrued “comp” time, accrued vacation time, and the proper classification of individuals providing services to Tribune or Tribune Denver as independent contractors or as employees, as the case may be;

(xi)  Without limitation of the obligations of Optionee (or Affiliate of Optionee) under the TBA for periods prior to the Closing Date, any obligations or liabilities relating to or arising out of any claims or pending litigation proceedings to the extent arising out of events first occurring prior to the Closing Date, other than events occurring at the direction of or as a result of actions or, to the extent inconsistent with the obligations of the Optionee under this Agreement or the TBA, inactions by Optionee (or Affiliates of Optionee);

(xii)  Without limitation of the obligations of Optionee (or Affiliate of Optionee) under the TBA for periods prior to the Closing Date and subject to the terms of Section 6.2, any obligations or liabilities relating to the employment prior to the Closing Date and/or termination prior to the Closing Date of Tribune Denver’s employees of the Stations or the Business; and

(xiii)  The liability for the payments set forth in Section 6.17.

SECTION 3.4.  Closing Date.    The purchase and sale of the Purchased Assets provided for in Section 3.1 (the “Closing”) shall be consummated at 10:00 A.M., local time, on a date agreed upon by Tribune Denver and Optionee, occurring within ten (10) days after the conditions set forth in Articles VIII and IX are satisfied or, if permissible, waived or such other date, as may be agreed upon by Tribune Denver and Optionee, at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Tribune Denver and Optionee (such date and time being hereinafter called the “Closing Date”).

SECTION 3.5.  Option Payment.    Within five (5) business days following the execution and delivery of this Agreement, in consideration of the grant of the Option, Optionee shall pay, in the manner specified in Section 3.7, to the Qualified Intermediary, an amount equal to Eighteen Million Dollars ($18,000,000) (the “Option Payment”). Notwithstanding anything contained herein to the contrary, the Option Payment shall be refundable to Optionee in all events promptly upon termination of this Agreement, except in the case in which, at the time of any termination by Tribune Denver, the conditions precedent to the obligations of Optionee set forth in Article IX (i) shall have been satisfied (or, upon delivery of the certificate described in Section 9.1(c), could be satisfied) or (ii) have not been satisfied (or are incapable of being satisfied) by reason of the failure of Optionee to fulfill its obligations under this Agreement or the TBA.

SECTION 3.6.  Purchase Price.    The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to $162,000,000 (the “Closing Date Payment”) plus the Option Payment, as adjusted pursuant to Section 3.10.

SECTION 3.7.  Payment of Option Payment and the Closing Date Payment.    Subject to adjustment as provided in Section 3.10, the payments of the Option Payment and the Closing Date Payment shall be made by bank wire transfer of immediately available funds to such bank account or accounts designated by Tribune Denver for such purpose not less than two (2) business days before the date such payment is required to be made.

SECTION 3.8.  Closing Date Deliveries.

(a)  On the Closing Date, Tribune Denver shall execute and deliver or cause to be delivered to Optionee (i) a bill of sale and assignment of Tribune Denver, in a form reasonably acceptable to Tribune Denver and Optionee, conveying all of the Purchased Assets (other than the Real Property described in Schedule 4.10(a)), (ii) general warranty deeds conveying to Optionee the Real Property described in Schedule 4.10(a), (iii) all of the documents and instruments required to be delivered by Tribune Denver pursuant to Article IX, (iv) copies of the certificates of incorporation of Tribune Denver and Tribune, each certified as of a recent date by the Secretary of State of the State of Delaware, (v) certificates of good standing of Tribune Denver and Tribune, each issued as of a recent date by the Secretary of State of the State of Delaware, (vi) a certificate of the secretary or assistant secretary of each of Tribune Denver and Tribune as to its respective bylaws, the resolutions of its board of directors and stockholders (if applicable) authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officers executing this Agreement and any Tribune Denver Ancillary Agreement, (vii) such documents and instruments, if any, as are reasonably requested by Optionee to evidence that the Purchased Assets at Closing are free and clear of all Encumbrances other than Permitted Encumbrances and (viii) a certification of non-foreign status, in form and substance reasonably satisfactory to Optionee, in accordance with Treas. Reg. §1.1445-2(b).

(b)  On the Closing Date, Optionee shall execute and deliver or cause to be delivered to Tribune Denver (i) the Closing Date Payment, payable in the manner described in Section 3.7, (ii) all of the documents and instruments required to be delivered by the Optionee pursuant to Article VIII, (iii) copies of the charter of Optionee, certified as of a recent date by the secretary of state of its state of incorporation, (iv) a certificate of good standing of Optionee, issued as of a recent date by the secretary of state of the state of its incorporation, (v) a certificate of the secretary or assistant secretary of Optionee as to its bylaws, the resolutions of its board of directors and stockholders (if applicable) authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and the incumbency and signatures of its officers executing this Agreement and any Optionee Ancillary Agreement, (vi) the undertaking and assumption described in Section 3.3(a) and (vii) a certification of non-foreign status, in form and substance reasonably satisfactory to Tribune Denver, in accordance with Treas. Reg. § 1.1445-2(b).

SECTION 3.9.  Further Assurances.

(a)  On the Closing Date, Tribune Denver shall (i) deliver to Optionee such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Optionee may reasonably request or as may be otherwise reasonably necessary to vest in Optionee all the right, title and interest of Tribune Denver in, to or under any or all of the Purchased Assets and (ii) take all steps as may be reasonably necessary to put Optionee in actual possession and control of all the Purchased Assets. From time to time following the Closing, Tribune Denver shall execute and deliver, or cause to be executed and delivered, to Optionee such other instruments of conveyance and transfer as Optionee may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Optionee and put Optionee in possession of, any part of the Purchased Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

(b)  On the Closing Date, Optionee shall (i) deliver to Tribune Denver such other undertakings and assumptions and other good and sufficient instruments of conveyance, transfer and assumption as Tribune Denver may reasonably request or as may be otherwise reasonably necessary to evidence Optionee’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities. From time to time following the Closing, Optionee shall execute and deliver, or cause to be executed and delivered, to Tribune Denver such other undertakings and assumptions as Tribune Denver may reasonably request or as may be otherwise necessary to more effectively evidence Optionee’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.

SECTION 3.10.  Prorations and Adjustments.    Expect as otherwise provided in the TBA or as otherwise expressly set forth in this Agreement, the operation of the Stations and the income and normal operating expenses, including, without limitation, assumed liabilities and prepaid expenses, attributable thereto through 11:59 p.m. on the Closing Date (the “Adjustment Date”) shall be for the account of Tribune Denver and thereafter for the account of Optionee. Except as otherwise provided in the TBA, expenses for goods or services received both before and after the Adjustment Date, real and personal property taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Tribune Denver and Optionee as of the Adjustment Date (the “Closing Date Adjustments”). Except as otherwise provided in the TBA, all special assessments and similar charges or liens imposed against the Purchased Assets in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Tribune Denver, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Optionee, and such charges shall be adjusted as required hereunder. Three (3) days prior to the Closing Date, Optionee shall estimate, in good faith, all apportionments pursuant to this Section 3.10 and shall deliver a statement of its estimates to Tribune Denver (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, Optionee shall pay to Tribune Denver, or Tribune Denver shall pay to Optionee, as the case may be, the net amount due as a result of the estimated apportionments (excluding any item that is in dispute). Within sixty (60) days after the Closing (the “Payment Date”), Tribune Denver shall deliver to Optionee a statement of any adjustments to Optionee’s estimate of the apportionments, and Optionee shall pay to Tribune Denver, or Tribune Denver shall pay to Optionee, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Optionee disputes Tribune Denver’s determinations, or if at any time after delivery of Tribune Denver’s statement of determinations, Optionee or Tribune Denver determine that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, they shall select a firm of independent certified public accountants to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties). If the amount of Taxes which are to be prorated pursuant to this Section is not known by sixty (60) days after the Closing Date, then the amount of such Taxes will be estimated as of such date and once the amount of such Taxes is known, Optionee shall pay to Tribune Denver, or Tribune Denver shall pay to Optionee, as the case may be, the net amount due as a result of the actual apportionment of such Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF
TRIBUNE DENVER AND TRIBUNE

As an inducement to Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, Tribune Denver and Tribune jointly and severally represent and warrant to the Optionee and agree as follows:

SECTION 4.1.  Organization.    Each of Tribune Denver and Tribune is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware. Tribune Denver is qualified as a foreign corporation to do business in, and in good standing under, the laws of the State of Colorado. Tribune Denver has the requisite corporate power and authority to own or lease and to operate the Stations owned and operated by it, to use the Purchased Assets used by it and to carry on the Business as now conducted by it and to enter into and perform this Agreement.

SECTION 4.2.  Subsidiaries and Investments.    Tribune Denver does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business, the Stations or the Purchased Assets, or (b) otherwise control any such corporation, partnership, joint venture or other entity which is involved primarily in or relates to the Business. Other than its interest in Tribune Denver, Tribune does not, directly or indirectly, (x) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (y) otherwise control any such corporation, partnership, joint venture or other entity which is involved in or relates primarily to the Business, the Stations or the Purchased Assets.

SECTION 4.3.  Authority of Tribune Denver and Tribune.

(a)  Each of Tribune Denver and Tribune has the requisite corporate power and authority to execute and deliver this Agreement and all of the other agreements, including the TBA, and instruments to be executed and delivered by Tribune Denver or Tribune pursuant hereto (collectively, the “Tribune Denver Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)  The execution, delivery and performance of this Agreement and the Tribune Denver Ancillary Agreements by each of Tribune Denver and Tribune (to the extent a party thereto) have been duly authorized and approved by all necessary action of Tribune Denver and Tribune and do not require any further authorization or consent of Tribune Denver or Tribune, or their respective stockholders. This Agreement is, and the TBA and each other Tribune Denver Ancillary Agreement when executed and delivered by Tribune Denver, Tribune and the other parties thereto will be, a legal, valid and binding agreement of Tribune Denver and Tribune (to the extent a party thereto) enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)  Except as set forth in Schedule 4.3, none of the execution, delivery and performance by either Tribune Denver or Tribune of this Agreement, the TBA or the other Tribune Denver Ancillary Agreements, the consummation by Tribune Denver or Tribune of any of the transactions contemplated hereby or thereby or compliance by Tribune Denver or Tribune with or fulfillment by Tribune Denver or Tribune of the terms, conditions and provisions hereof or thereof will:

(i)  conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, the certificate of incorporation or bylaws of Tribune Denver, the certificate of incorporation or bylaws of Tribune, any Station Agreement, any Governmental Permit or any judgment, order, award or decree to which Tribune Denver or Tribune is a party or any of the Purchased Assets, the Stations or the Business is subject or by which Tribune Denver or Tribune is bound, or any statute, other law or regulatory provision affecting Tribune Denver, Tribune or the Purchased Assets, the Stations or the Business, except, in the case of any Station Agreement or Governmental Permit, as would not reasonably be expected to be materially adverse to the Purchased Assets, the Stations or the Business, provided that such conflict, breach, default or creation of any Encumbrance shall not prevent Tribune and Tribune Denver from closing the transactions contemplated by this Agreement in accordance with its terms; or

(ii)  require the approval, consent, authorization or act of, or the making by Tribune Denver or Tribune of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act and except, in any case, as would not reasonably be expected to be materially adverse to the Purchased Assets, the Stations or the Business, provided that such conflict, breach, default or creation of any Encumbrance shall not prevent Tribune and Tribune Denver from closing the transactions contemplated by this Agreement in accordance with its terms.

SECTION 4.4.  Financial Statements.    Schedule 4.4 contains (a) the unaudited balance sheets of the Business as of December 26, 1999 and December 31, 2000, respectively, and the related statements of income for the years then ended and (b) the unaudited balance sheet (the “Balance Sheet”) of the Business as of November 25, 2001 (the “Balance Sheet Date”) and the related statement of income for the eleven months then ended. Except as set forth in Schedule 4.4, each of such balance sheets and statements of income have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly and accurately, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby subject to the absence of footnotes. Except as reflected in such balance sheets and statements of income or otherwise disclosed to Optionee in writing, no event has occurred since the Balance Sheet Date that would make such balance sheets and statements of income misleading in any material respect.

SECTION 4.5.  Operations Since Balance Sheet Date.

(a)  Except as set forth in Schedule 4.5(a), during the period from the Balance Sheet Date to the date hereof, inclusive, there has been:

(i)  no change in the financial condition or the results of operations of the Stations or the Business which has had or would reasonably be expected to have a Material Adverse Effect;

(ii)  no damage, destruction, loss or claim (whether or not covered by insurance) or condemnation or other taking which materially adversely affects the Purchased Assets, the Stations or the Business; and

(iii)  no adverse change in employee relations which has had or would reasonably be expected to have a Material Adverse Effect.

(b)  Except as set forth in Schedule 4.5(b), since the Balance Sheet Date the operations of the Stations and the Business have been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Tribune Denver has not, in respect of the Stations, the Business or the Purchased Assets:

(i)  sold, leased, transferred or otherwise disposed of (including any transfers to any Affiliate of Tribune Denver), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than Permitted Encumbrances) on, any of the Purchased Assets, other than personal property having a value, in the aggregate, of less than $50,000 sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

(ii)  canceled without fair consideration therefor any debts owed to or claims held by Tribune Denver relating to the Stations (including the settlement of any claims or litigation) or waived any right of significant value to Tribune Denver relating to the Stations, the Business or the Purchased Assets other than in the ordinary course of the Business consistent with past practice;

(iii)  created, incurred, guaranteed or assumed, or agreed to create, incur, guarantee or assume, any indebtedness for borrowed money or entered into any capitalized leases;

(iv)  accelerated collection of notes or accounts receivable generated by the Business to a date prior to the date such collection would have occurred in the ordinary course of the Business;

(v)  delayed payment of any account payable or other liability of the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi)  granted or instituted any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan other than in the ordinary course of the Business consistent with past practices;

(vii)  changed the accounting methods, principles or practices materially affecting the Purchased Assets, the Business or the Stations, except insofar as may have been required by law or by a change in generally accepted accounting principles;

(viii)  made any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein; or

(ix)  entered into any agreement or made any commitment to take any action described in subparagraphs (i) through (viii) above.

SECTION 4.6.  No Undisclosed Liabilities.    Except as set forth in Schedule 4.6, to the Knowledge of Tribune Denver, Tribune Denver is not subject, with respect to the Business, the Stations or the Purchased Assets to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and incurred in the ordinary course of the Business after the Balance Sheet Date.

SECTION 4.7.  Taxes.    Tribune Denver has, in respect of the Business, either filed or obtained extensions for filings pursuant to established procedures all foreign, federal, state, county or local income, excise, property, sales, use, franchise or other Tax returns and reports which are required to have been filed by them under applicable law on or prior to the date of this Agreement and have paid or made provision for the payment of all Taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable and which are not being contested in good faith by appropriate proceedings. All monies required to be withheld by Tribune Denver from employees of the Business for income Taxes, social security and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental Bodies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Tribune Denver. There is no liability for Taxes arising out of the operation or ownership of the Stations or the Business prior to Closing that could give rise to a lien or Encumbrance on the Purchased Assets in the hands of Optionee, excepting any Permitted Encumbrances and excepting any such lien or Encumbrance arising as a result of actions by Optionee or the failure of Optionee to perform its obligations under this Agreement or the TBA.

SECTION 4.8.  Sufficiency of Assets.    Except as set forth in Schedule 4.8 and except for the Excluded Assets, the Purchased Assets constitute all of the material assets necessary for and used by Tribune Denver in the conduct of the Business and the operations of the Stations as conducted as of the TBA Effective Date, and as of the TBA Effective Date, are in such good and serviceable condition and repair (subject to ordinary wear and tear) as is necessary for the conduct of the Business and the operations of the Stations as conducted as of the TBA Effective Date.

SECTION 4.9.  Governmental Permits.

(a)  Tribune Denver owns, holds or possesses the Station Licenses and all other licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement, except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect (herein collectively called “Governmental Permits”). Schedule 4.9(a) sets forth a list and brief description of each such Governmental Permit held by Tribune Denver as of the date of this Agreement.

(b)  Except as set forth in Schedule 4.9(b), Tribune Denver has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by Tribune Denver. Except as set forth in Schedule 4.9(b), each of the Governmental Permits is valid, subsisting and in full force and effect, and, subject to the receipt of the FCC Consent, may be assigned and transferred to the Optionee in accordance with this Agreement and at the time of assignment to the Optionee will be in full force and effect, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any Governmental Body or other party (other than the FCC as contemplated by Section 6.3).

(c)  The Stations are being operated in accordance with the Station Licenses and in compliance in all material respects with the Communications Act, the rules and regulations thereunder, and all other laws and regulations, federal, state and local, applicable to the Stations. Tribune Denver has not received any notice of any violations of the Station Licenses, the Communications Act or the rules and regulations thereunder. There is no action by or before the FCC currently pending or, to the Knowledge of Tribune Denver, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Station Licenses. The Station Licenses are validly issued in the name of Tribune Denver. Tribune Denver has delivered to Optionee true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the Stations are located, are unimpaired by any acts or omissions of Tribune, Tribune Denver or any of their Affiliates, or the employees, agents, officers or directors, or shareholders of Tribune, Tribune Denver or any of their Affiliates, and are free and clear of any restrictions which might limit the full operation of the Stations in the manner and to the full extent as they are now operated (other than restrictions under the terms of the Station Licenses themselves). Tribune Denver has not received any notice of any violations of the Station Licenses, the Communications Act or the rules and regulations thereunder. There is no action by or before the FCC currently pending or, to the Knowledge of Tribune Denver, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Station Licenses. There are no applications, proceedings, or complaints pending or, to the Knowledge of Tribune Denver, threatened which may have an adverse effect on the Business, the Purchased Assets or the operation of the Stations (other than rulemaking proceedings that apply to the radio broadcasting industry generally). Tribune Denver and Tribune are not aware of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the Station Licenses might be revoked. Except as set forth in Schedule 4.9(c), the Stations are in compliance in all material respects with the FCC’s policy on exposure to radio frequency radiation. No renewal of any Station License would constitute a major environmental action under the rules and regulations of the FCC. As of the date of this Agreement, there are no facts which, under the Communications Act or the existing rules and regulations of the FCC, would disqualify Tribune Denver from assigning the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Tribune Denver maintains an appropriate public inspection file at the Stations’ studios in accordance with FCC rules and regulations. Access to the Stations’ transmission facilities is restricted in accordance with the policies, rules and regulations of the FCC.

SECTION 4.10.  Real Property; Real Property Leases.

(a)  Schedule 4.10(a) contains a brief description of all real property owned or leased by Tribune Denver in connection with the Business and the operation of the Stations as they are now operated and each option held by Tribune Denver to acquire any real property (the “Real Property”). No Real Property other than that listed on Schedule 4.10(a) is used in, held for use in connection with, or necessary for the conduct of the Business or the operation of the Stations as they are now operated. Tribune Denver has marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the owned Real Property.

(b)  There are no material encroachments upon the Real Property owned by Tribune Denver nor, to the Knowledge of Tribune Denver, any Real Property leased by Tribune Denver, by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property owned by Tribune Denver nor, to the Knowledge of Tribune Denver, any Real Property leased by Tribune Denver, encroaches upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are “grandfathered” with respect to all “setback” lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance, except in any case for any of the foregoing which would not materially impair the ability of Tribune Denver or Optionee to own or operate the Stations or the Business or which would not involve any material cost or expense to cure or remedy. Such “grandfathered” approvals shall survive indefinitely the transfer of the Real Property to Optionee. No utility lines serving the Real Property nor guy wires supporting any tower pass over the lands of others except where appropriate easements have been obtained. Neither the whole nor any part of the Real Property owned by Tribune Denver nor, to the Knowledge of Tribune Denver, any Real Property leased by Tribune Denver is subject to any pending or threatened suit for condemnation or other taking by any public authority. As of the date of this Agreement, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the Knowledge of Tribune Denver, threatened, relating to Tribune Denver’s use, lease, occupancy or operation of any of the Real Property. Tribune Denver’s use and occupancy of the Real Property complies, in all material respects, with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. All towers and other structures on the Real Property are painted and lighted in accordance, in all material respects, with the requirements of the Station Licenses, the FCC, the Federal Aviation Administration (the “FAA”) and all applicable requirements of federal, state and local law. Each of the towers can structurally support all of the permitted equipment in accordance with law, governmental approvals, and sound engineering practices. All Real Property has legal and insurable access from a public roadway for vehicles and by foot.

(c)  Schedule 4.10(c) sets forth a list of each lease or similar agreement under which Tribune Denver is lessee of, or holds or operates, any Real Property owned by any third Person, which are the sole and complete agreements concerning Tribune Denver’s use of the leased premises (the “Real Property Leases”). Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. Neither Tribune Denver nor any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Real Property Lease is past due. Tribune Denver and Tribune have not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting non-compliance with any Real Property Lease. To the Knowledge of Tribune Denver, Tribune Denver has the exclusive right to use and occupy that portion of the premises leased under each Real Property Lease. Tribune Denver enjoys, in all material respects, peaceful and undisturbed possession of that portion of the premises leased by Tribune Denver under the Real Property Leases. Except as set forth on Schedule 4.10(c), Tribune and Tribune Denver’s interests under the Real Property Leases are free and clear of all Encumbrances (except for Permitted Encumbrances). Tribune Denver and Tribune have made available to Optionee, true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases. Except as disclosed in Schedule 4.3 or 4.10(c), Tribune Denver has full legal power and authority to assign its rights under the Real Property Leases to Optionee in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

(d)  All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by Tribune Denver, including, without limitation, electric, water, sewer, telephone and similar services, have been connected and are in good working order. By the Closing Date, Tribune Denver will have paid all charges for such utilities, including, without limitation, any “tie-in” charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between Tribune Denver and Optionee pursuant to Section 3.10.

SECTION 4.11.  Personal Property.    Schedule 4.11 contains a list as of November 25, 2001 of all machinery, equipment, vehicles, furniture and other personal property owned or leased by Tribune Denver having an original cost of $10,000 or more and relating to the Business or used, held by Tribune Denver or others for use by the Stations, or necessary to operate the Stations as they are now operated (the “Personal Property”). The Personal Property is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, has been properly maintained, in all material respects, in accordance with the manufacturers’ recommendations and industry practices, is available for immediate use and is otherwise sufficient to permit the Stations to operate in accordance with the Station Licenses and the rules and regulations of the FCC. All Personal Property is type-approved or type-accepted where such type-approval or type-acceptance is required.

SECTION 4.12.  Personal Property Leases.    Schedule 4.11 also contains a list of each lease or other agreement or right under which Tribune Denver is lessee of, or holds or operates, any Personal Property owned by a third party and relating to the Business or used, held for use by the Stations, or necessary to operate the Stations as they are now operated (the “Personal Property Leases”).

SECTION 4.13.  Intellectual Property.    (a)  Schedule 4.13(a) contains a list of (i) all call signs, United States and foreign patents, pending patent applications, trademark registrations, pending trademark applications, and domain names issued to, assigned to and filed by Tribune Denver, and (ii) all trade names, service marks, copyrights and logos, in each case used to identify the Stations.

(b)  Except as disclosed in Schedule 4.13(b), Tribune Denver either: (i) owns the entire right, title and interest in and to the items listed in Schedule 4.13(a) that are material to the Business as currently conducted, free and clear of Encumbrances except for Permitted Encumbrances; or (ii) has the valid right and license to use the same in the conduct of the Business and the operations of the Stations as currently conducted.

(c)  Except as disclosed in Schedule 4.13(c): (i) all patents and registrations identified in Schedule 4.13(a) that are material to the Business as currently conducted are in force, and all applications identified in Schedule 4.13(a) are pending without challenge (other than office actions that may be pending before the Patent and Trademark Office or its foreign equivalents); (ii) the Intellectual Property owned by Tribune Denver and material to the conduct of the Business as currently conducted is valid and enforceable; and (iii) Tribune Denver has the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by Tribune Denver and material to the conduct of the Business.

(d)  Except as disclosed in Schedule 4.13(d): (i) during the two (2) years prior to the date of this Agreement, each of Tribune and Tribune Denver have received no written claim and are otherwise not aware of any claim that has been made or asserted that alleges the Intellectual Property owned by Tribune Denver and material to the conduct of the Business infringes the Intellectual Property of another Person; (ii) no litigation, arbitration or other proceeding is currently pending with respect to the Intellectual Property owned by Tribune Denver; and (iii) during the two (2) years prior to the date of this Agreement, no written claim, delivered or made available to Tribune Denver, has been made or asserted that challenges the validity or ownership of any Intellectual Property owned by Tribune Denver and material to the conduct of the Business.

(e)  To the Knowledge of Tribune Denver, the operation of the Stations, as of the date of this Agreement, does not infringe any copyright, patent, trademark, trade name, service mark or other similar right of any third party. Tribune Denver has not sold, licensed or otherwise disposed of any of the Intellectual Property to any person or entity and Tribune Denver has not agreed to indemnify any person or entity for any patent, trademark or copyright infringement.

SECTION 4.14.  Accounts Receivable.    All accounts receivable of Tribune Denver relating to the Business have arisen from bona fide transactions by Tribune Denver in the ordinary course of the Business consistent with past practice and, to the Knowledge of Tribune Denver, constitute only valid claims which are not subject to counterclaims or setoffs.

SECTION 4.15.  Title to Purchased Assets.    Tribune Denver has good and marketable title to all of the Purchased Assets (or a valid leasehold or license interest, in the case of any leased or licensed assets, as applicable), free and clear of all Encumbrances, except for Permitted Encumbrances.

SECTION 4.16.  Employees.

(a)  Schedule 4.16 contains: (i) a list of all individuals employed by Tribune Denver in connection with the Business as of the date hereof; and (ii) the titles and positions of such employees. Since the Balance Sheet Date, except as disclosed on Schedule 4.16 or as has occurred in the ordinary course of the Business and consistent as to timing and amount with past practices, Tribune Denver has not: (A) increased the compensation payable or to become payable to or for the benefit of any of its employees (other than normal annual salary increases consistent with past practice), (B) provided any of its employees with increased security or tenure of employment, (C) increased the amount payable to any of its employees upon the termination of such persons’ employment, or (D) increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement. Tribune Denver is not a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedule 4.18 and or included among the Contracts.

(b)  Each of Tribune and Tribune Denver represent and warrant that Tribune Denver has provided a schedule to Optionee containing a true and accurate listing of the current rate of compensation provided by Tribune Denver to the employees employed by Tribune Denver in connection with the Business as of the date hereof.

SECTION 4.17.  Employee Relations.

(a)  Except as set forth on Schedule 4.17, in respect of the employees of the Business and the Stations neither Tribune nor Tribune Denver (the “Station Employees”)is a party to any (i) labor collective bargaining union or similar agreement or (ii) any employment, severance, incentive or other similar agreement, arrangement, commitment or understanding.

(b)  Except as set forth on Schedule 4.17, (i) no union or similar organization represents Station Employees and, to the Knowledge of Tribune Denver, no such organization is attempting to organize such employees; (ii) there are no unfair labor practice charges pending or, to the Knowledge of Tribune Denver, threatened against Tribune Denver; (iii) there is no pending or, to the Knowledge of Tribune Denver, threatened strike, slowdown, picket, work stoppage or arbitration proceedings involving labor matters or other labor disputes affecting, Tribune Denver, the Business or the Stations; and (iv) Tribune Denver has not experienced any strike, work stoppage or other significant labor difficulties of any nature at the Stations in the past two (2) years.

SECTION 4.18.  Contracts.    Set forth in Schedule 4.18, is a list of each material contract, agreement, lease or other agreement relating to the Business, the operation of the Stations or the Purchased Assets to which Tribune Denver is a party as of the date of this Agreement, except for Time Sales Agreements, Barter Agreements, Trade Agreements, contracts that relate solely to Excluded Assets, and contracts other than those described in subsections (a)-(l) below. Except as set forth on Schedule 4.18, Tribune Denver is not a party to or bound by:

(a)  Any contract for the future purchase, lease or sale of real property;

(b)  Any contract entered into in the ordinary course of the Business for the purchase, rental or use of any recordings, radio programming or programming services which is not terminable by Tribune Denver without penalty on 30 days’ notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $20,000;

(c)  Any contract entered into in the ordinary course of the Business for the purchase of merchandise, supplies or personal property or for the receipt of services (other than services referred to in clause (b) above) which is not terminable by Tribune Denver on 30 days’ notice or less or which provides for performance over a period of more than 90 days or which involves the payment after the date hereof of more than $20,000;

(d)  Any Time Sales Agreement which was not made in the ordinary course of the Business and consistent with past practice;

(e)  Any guarantee of the obligations of the Stations’ customers, suppliers, or employees;

(f)  Any sales agency, advertising representative or advertising or public relations contract entered into in the ordinary course of the Business which is not terminable by Tribune Denver without penalty on 30 days’ notice or less or which provides for payments over a period of more than 90 days or which involves the payment after the date hereof of more than $20,000;

(g)  Any Trade Agreement and Barter Agreement;

(h)  Any employee collective bargaining agreement, employment agreement (other than employment agreements terminable without premium or penalty on notice of 30 days or less under which the only monetary obligation is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement or covenant not to compete;

(i)  any written contract which Tribune Denver reasonably anticipates will involve the payment of more than $50,000 in the year ended December 31, 2001;

(j)  any partnership, joint venture or other similar agreement or arrangement;

(k)  any agreement or instrument which provides for, or relates to, the incurrence by Tribune Denver of debt for borrowed money (except for such agreements or instruments which shall not apply to the Optionee or its Affiliates upon Closing); or

(l)   any agreement outside of the ordinary course of the Business containing any covenant or provision prohibiting Tribune Denver from engaging in any line or type of business (except for such agreements which shall not apply to the Optionee or its Affiliates upon Closing).

Schedule 4.18 also indicates whether each contract, agreement or other instrument listed therein is to be deemed an “Assumed Contract” or a “Contract Not Assumed” for purposes of this Agreement.

SECTION 4.19.  Status of Contracts.    Except as set forth in Schedule 4.19 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 4.10(c), 4.12, 4.13(a) and 4.18 (provided, in the case of Schedule 4.18, such contract or other agreement is designated therein as an “Assumed Contract”), but excluding the contracts and other agreements designated in Schedule 4.18 as a “Contract Not Assumed,” (the “Station Agreements”) constitutes a valid and binding obligation of Tribune Denver and, to the Knowledge of Tribune Denver, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally) and is in full force and effect (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally) and (except as set forth in Schedule 4.3 and except for those Station Agreements which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof or at the direction of Optionee) may be transferred to the Optionee on terms and conditions no less favorable than those in effect on the date hereof pursuant to this Agreement and will be in full force and effect at the time of such transfer, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Tribune Denver has fulfilled and performed in all material respects its obligations under each of the Station Agreements to which it is a party, and Tribune Denver is not in, or alleged to be in, breach or default under any of the Station Agreements and, to the Knowledge of Tribune Denver, no other party to any of the Station Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Tribune Denver or, to the Knowledge of Tribune Denver, by any such other party. There are no oral contracts material to the operation of the Business or the Stations. Complete and correct copies of each of the Station Agreements, together with all amendments thereto, have heretofore been delivered or made available to the Optionee by Tribune Denver. Except as otherwise disclosed on Schedule 4.19, the Station Agreements as amended through the date of this Agreement will not be modified or renewed without Optionee’s written consent, which consent shall not be unreasonably withheld.

SECTION 4.20.  No Violation, Litigation or Regulatory Action.    Except as set forth in Schedule 4.20:

Tribune Denver has complied in all material respects with, and is not in violation of, all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other Governmental Body which are applicable to the Purchased Assets, the Stations or the Business. Without limiting the generality of the foregoing:

(a)  There are no unsatisfied judgments outstanding against Tribune Denver, the Purchased Assets, the Stations or the Business;

(b)  There are no lawsuits, suits or proceedings pending or, to the Knowledge of Tribune Denver, threatened against Tribune Denver in respect of the Purchased Assets, the Stations or the Business; and

(c)  There are no material claims or investigations pending or, to the Knowledge of Tribune Denver, threatened against Tribune Denver in respect of the Purchased Assets, the Stations or the Business; and

(d)  There is no action, suit or proceeding pending or, to the Knowledge of Tribune Denver, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the TBA.

(e)  Each Station’s transmitting and studio equipment is operating in all material respects in accordance with the terms and conditions of the Station Licenses and all underlying construction permits and the rules, regulations and policies of the FCC, including, without limitation, all regulations concerning equipment authorization and human exposure to radio frequency radiation. None of the Stations is causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility and Tribune Denver has not received any written complaints with respect thereto, and, to the Knowledge of Tribune Denver, no other broadcast station or communications facility is causing interference in violation of FCC rules to the Stations’ transmissions or the public’s reception of such transmissions;

(f)  Tribune Denver is, in the conduct of the Business and the operation of the Stations, in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor;

(g)  Tribune Denver has not received notification in the past 2 years from the FCC that Tribune Denver’s employment practices fail to comply with FCC rules and policies;

(h)  All material ownership reports, employment reports, tax returns and other material documents required to be filed by Tribune Denver with the FCC or other Governmental Body have been filed. Such items as are required to be placed in each Station’s local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Tribune Denver with respect to each Station’s transmission facilities have been completed and filed at each Station. All information contained in the foregoing documents is true, complete and accurate in all material respects; and

(i)  The towers used in the operation of each Station are obstruction marked and lighted to the extent required by, and in accordance with, the rules and regulations of the FAA and the FCC. Appropriate notification to the FAA has been filed for such tower where required by the FCC’s rules and regulations.

SECTION 4.21.  Insurance.    Tribune or Tribune Denver currently maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in respect of the Purchased Assets, the Stations and the Business, in such amounts and against such risks and losses as will provide adequate insurance coverage for the replacement cost of the Purchased Assets, the Stations and the Business for all risks normally insured against by a Person or entity carrying on the same business as Tribune Denver. All insurance policies are in full force and effect. With respect to the Business, there are no outstanding claims under any insurance policy or default with respect to provisions in any such policy which claim or default individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, the Stations or the Business.

SECTION 4.22.  Employee Plans; ERISA.

(a)  Schedule 4.22 sets forth a list of each benefit and compensation plan, program and arrangement including, but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA and pension, retirement, post-retirement, profit sharing, deferred compensation, stock ownership, stock option, stock purchase, stock appreciation rights, stock bonus or other similar plan relating to the Business, the Stations and the Purchased Assets; each medical, vision, dental, disability or other health plan; each life insurance plan relating to the Business, the Stations and the Purchased Assets; and any other employee benefit plan relating to the Business, the Stations and the Purchased Assets which covers or has covered employees or former employees of Tribune Denver (the “Employee Plans”).

(b)  Tribune and Tribune Denver warrant that the Closing will not result in the imposition of liability with respect to any multiemployer plan or defined benefit plan which could be assessed against Optionee.

(c)  Each Employee Plan and each related trust agreement, annuity contract or other funding instrument is in compliance, both as to form and operation, in all material respects, with applicable law (including, where applicable, ERISA and the Code).

(d)  Each Employee Plan which is intended to be qualified under Code Section 401(a) is so qualified, has been so qualified during the period from its adoption to date, and has been determined by the Internal Revenue Service to be so qualified, and each trust forming a part of such Employee Plan is exempt from tax pursuant to Code Section 501(a). Neither Tribune nor Tribune Denver knows of any fact or set of circumstances that has adversely affected or could reasonably adversely affect the qualification of such Employee Plan. Except for as set forth in Schedule 4.22, (i) neither Tribune nor Tribune Denver has or has had any liability for unpaid contributions with respect to any Employee Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) either Tribune or Tribune Denver has made all required contributions under such plan for all periods; and (iii) proper accruals have been made and are reflected on the appropriate balance sheet, books and records.

(e)  No plan which is an employee benefit plan under Section 3(3) of ERISA has engaged in a transaction that is a Prohibited Transaction as defined in Section 406 of ERISA and Section 4975 of the Code for which there is no exemption and with respect to which Seller has on the date hereof incurred any Liability which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Business, the Stations and the Purchased Assets (taken as a whole).

SECTION 4.23.  Environmental Protection.    In respect of the Business and the Purchased Assets, except as set forth in Schedule 4.23:

(a)  Tribune Denver is in material compliance with all applicable Environmental Laws, Tribune Denver holds all material Permits required under Environmental Laws for the operation of the Business as conducted on the date of this Agreement, and to the Knowledge of Tribune Denver, no material modification or change to the operations of the Business will be required upon the renewal of any such Permits other than modifications or changes required due to changes in law occurring after the date hereof.

(b)  No claims arising under Environmental Laws are pending or, to the Knowledge of Tribune Denver, threatened against Tribune Denver, (i) there are no writs, injunctions, decrees, orders or judgments outstanding or, to the Knowledge of Tribune Denver, threatened relating to compliance with or liability under any Environmental Law, and (ii) Tribune Denver has no material liability under any Environmental Law.

(c)  There have been no spills, discharges or releases of Hazardous Materials by Tribune Denver or any of its Affiliates or, to the Knowledge of Tribune Denver, by third parties, in, on or under the real property currently owned, leased or used by Tribune Denver that could result in any material investigation or material remedial action by any Governmental Authority pursuant to any Environmental Law.

(d)  No Tribune Denver Property or, to the Knowledge of Tribune Denver, to which Tribune Denver transported or arranged for the transportation of any Hazardous Substances is listed or, to the Knowledge of Tribune Denver, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any similar federal or state list of sites requiring investigation or remediation.

(e) (i) There are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, or to the Knowledge of Tribune Denver, leased or used by Tribune Denver that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or polychlorinated biphenyls, unless same are in good condition, ordinary wear and tear excepted, and in compliance in all material respects with Environmental Laws, (ii) there are no underground storage tanks, or underground piping associated with such tanks, except those that comply with applicable Environmental Laws and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to an Environmental Law.

(f)  There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, or to the Knowledge of Tribune Denver, leased or used by Tribune Denver, and no government actions have been taken, or, to the Knowledge of Tribune Denver, are in process that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and Tribune Denver is not required to place any notice or restriction relating to Hazardous Materials in any deed to such property.

(g)  Tribune Denver has neither released any person nor waived any rights or defenses with respect to any Environmental Conditions or any claim arising under any Environmental Law.

(h)  There is no material Environmental Report in the possession or control of Tribune Denver or Tribune or any of their Affiliates relating to the current or prior business of Tribune Denver that has not been delivered to Optionee.

SECTION 4.24.  Insolvency Proceedings.    None of Tribune, Tribune Denver, nor the Purchased Assets are the subject of any pending or threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. In respect of the Purchased Assets, neither Tribune nor Tribune Denver has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to this transaction, each of Tribune and Tribune Denver (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) in the case of Tribune Denver, will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) not specifically assumed by Optionee pursuant to the terms of this Agreement. Neither Tribune nor Tribune Denver is insolvent nor will they become insolvent as a result of entering into this transaction.

SECTION 4.25.  Citizenship.    Neither Tribune nor Tribune Denver is a “foreign person” as defined in Section 1445(f)(3) of the Code.

SECTION 4.26.  Transactions with Affiliates.    Except for the employee benefit plans and arrangements included in the Excluded Assets, no Affiliate of Tribune or Tribune Denver leases property to Tribune Denver or is a party to any contract with Tribune Denver affecting the operation of the Stations and the Business and the ownership of the Purchased Assets.

SECTION 4.27.  No Finder.    None of Tribune Denver, Tribune or any party acting on either Tribune Denver’s or Tribune’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, except for Deutsche Banc Alex. Brown (the fees and expenses of which shall be payable by Tribune Denver), for or on account of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

As an inducement to Tribune Denver to enter into this Agreement and to consummate the transactions contemplated hereby, Optionee represents and warrants to Tribune Denver and agrees as follows.

SECTION 5.1.  Organization.    Entercom is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Each of Entercom Denver and Entercom Denver License are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware. Entercom Denver is, or will be at Closing, duly qualified as a foreign limited liability company to do business in, and is in good standing under, the laws of the State of Colorado. Optionee has the requisite corporate and limited liability company power and authority (as the case may be) to own or lease and to operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto, and to enter into and perform this Agreement.

SECTION 5.2.  Authority of Optionee.

(a)  Optionee has the requisite corporate and limited liability company power and authority (as the case may be) to execute and deliver this Agreement and all of the other agreements (including the TBA) and instruments to be executed and delivered by Optionee pursuant hereto (collectively, the “Optionee Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)  The execution, delivery and performance of this Agreement and the Optionee Ancillary Agreements by Optionee have been duly authorized and approved by all necessary action of Optionee and do not require any further authorization or consent of Optionee or its stockholders or members (as the case may be). This Agreement is, and the TBA and each other Optionee Ancillary Agreement when executed and delivered by Optionee and the other parties thereto will be, a legal, valid and binding agreement of Optionee enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)  Except as set forth in Schedule 5.2, none of the execution and delivery by Optionee of this Agreement, the TBA and the other Optionee Ancillary Agreements, the consummation by Optionee of any of the transactions contemplated hereby or thereby or compliance by Optionee with or fulfillment by Optionee of the terms, conditions and provisions hereof or thereof will:

(i)  conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of Optionee under, the certificate of incorporation or bylaws of Optionee, any indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which Optionee is a party or any of the assets of Optionee is subject or by which Optionee is bound, or any statute, other law or regulatory provision affecting Optionee or its assets; or

(ii)  require the approval, consent, authorization or act of, or the making by Optionee of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or the Communications Act.

SECTION 5.3.  Litigation.    Optionee is not a party to any action, suit or proceeding pending or to the knowledge of Optionee threatened which, if adversely determined, would reasonably be expected to restrict the ability of Optionee to consummate the transactions contemplated by this Agreement. There is no order to which Optionee is subject which would reasonably be expected to restrict the ability of Optionee to consummate the transactions contemplated by this Agreement.

SECTION 5.4.  No Finder.    Neither Optionee nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

SECTION 5.5.  Qualifications as FCC Licensee.    As of the date of this Agreement, Optionee knows of no fact or circumstance which would, under the federal antitrust laws, or the Communications Act, disqualify or preclude Entercom Denver License from becoming the licensee of the Stations. There are no proceedings, complaints, notices of forfeiture, claims or investigations pending or, to the Knowledge of Optionee, threatened against Optionee or any principal, officer, director, or owner of Optionee that would materially impair the qualifications of Entercom Denver License to become a licensee of the Stations.

SECTION 5.6.  Adequacy of Financing.    Entercom Denver and Entercom Denver License will have on hand (or access through committed credit facilities to) adequate funds to pay, when required under the terms hereof, the Option Payment, and the Closing Date Payment.

ARTICLE VI

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

SECTION 6.1.  Investigation of the Business.    Upon the request of Optionee, Tribune Denver shall afford to the officers, employees and authorized representatives of Optionee (including, without limitation, independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon not less than 24-hours prior notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Optionee shall reasonably deem necessary or desirable and shall furnish to Optionee or its authorized representatives such additional information concerning the Business as shall be reasonably requested. Optionee agrees that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Tribune Denver. It is expressly understood that, pursuant to this Section 6.1, Optionee, at its sole expense, shall be entitled to make such engineering inspections of the Stations, such inspections of the Stations for the purpose of appraising the Purchased Assets and such audits of the Stations’ financial records as Optionee may desire, so long as the same do not unreasonably interfere with the operation of the Stations; provided, that neither the furnishing of such information to Optionee or its representatives nor any investigation made heretofore or hereafter by Optionee shall affect Optionee’s right to rely upon any representation or warranty made by Tribune or Tribune Denver in this Agreement, each of which shall survive any furnishing of information to Optionee or its agents, or any investigation by Optionee or its agents, subject to Section 12.1 hereof.

SECTION 6.2.  Preserve Accuracy of Representations and Warranties.    Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article IV or V of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Tribune Denver shall promptly notify Optionee, and Optionee shall promptly notify Tribune Denver, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 4.20 or would be an exception to Section 5.3, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

SECTION 6.3.  FCC Consent; HSR Act Approval; Other Consents and Approvals.

(a)  As promptly as practicable after the date of the exercise of the Option, but in any event no later than five (5) business days thereafter, Tribune Denver and Optionee shall file with the FCC applications requesting its consent to the transfer of control of the Station Licenses (and any extensions or renewals thereof) to Entercom Denver License from Tribune Denver (the “Transfer Applications”). Tribune Denver and Optionee will cooperate in the preparation of such Transfer Applications and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information reasonably required and otherwise use reasonable efforts to obtain promptly the FCC’s consent and approval of the Transfer Applications. Any fees assessed by the FCC incident to the filing or grant of such applications shall be borne equally by Optionee and Tribune Denver, with each party responsible for one half of any such fees assessed. Each of Tribune Denver and Optionee shall make available to the other, promptly after the filing thereof, copies of all reports filed by it or its Affiliates on or prior to the Closing Date with the FCC in respect of the Stations.

(b)  As promptly as practicable after the execution and delivery of this Agreement, but in any event no later than fifteen (15) business days thereafter, Tribune Denver and Optionee shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed by such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated by the TBA. As promptly as practicable, but in any event no later than 10 business days following the date of exercise of the

Option, Tribune Denver and Optionee shall make any required additional filings with such commission or department under the HSR Act, or the rules and regulations promulgated thereunder, in connection with the purchase and sale of the Purchased Assets and the other transactions contemplated hereby. Each of Tribune Denver and Optionee covenants to file as promptly as practicable such additional information as may be requested to be filed by such commission or department. Each of Tribune Denver and Optionee warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Tribune Denver and Optionee agrees to make available to the other such other information as may be required by such commission or department to be filed as additional information requested by such agencies under the HSR Act and such rules and regulations. Optionee shall bear the cost of any filing fees payable under the HSR Act in connection with the notifications and information described in this Section 6.3(b); provided, however, that Optionee shall not be required to bear the cost of more than one HSR filing fee (any fees payable with respect to any additional filing applications to be borne by Tribune Denver).

(c)  Tribune Denver and the Optionee shall each use commercially reasonable efforts to obtain all consents, amendments or permits from Governmental Bodies, which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement.

SECTION 6.4.  Operations of the Stations Prior to the Closing Date.

(a)  Prior to the Closing Date, except as approved by Optionee pursuant to Section 6.4(b), Tribune Denver shall:

(i)  operate and carry on the operations of the Stations and the Business only in the ordinary course consistent with past practices and FCC rules and regulations;

(ii)  maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted);

(iii)  maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods; and

(iv)  comply in all material respects with all laws, rules, ordinances and regulations applicable to it, to the Purchased Assets and to the Business and the operation of the Stations; and

(b)  Prior to the TBA Effective Date, Tribune Denver shall, consistent with past practice, use its commercially reasonable efforts to:

(i)  continue to promote and conduct advertising on behalf of the Stations and the Business at levels substantially consistent with past practice;

(ii)  retain the Stations’ libraries of recordings and other programming;

(iii)  maintain the business organization of the Stations intact;

(iv)  preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business or the Stations;

(v)  maintain the present character and entertainment format of the Stations and the quality of their programs;

(vi)  maintain the employment of each current employee who is necessary for the continued operation of the Stations and the Business as currently operated;

(vii)  preserve each Station’s present customers and business relations;

(viii)  maintain all inventories of supplies, tubes, and spare parts at levels consistent with each Station’s prior practices;

(ix)  perform all Station Agreements without default and shall pay all of its trade accounts payable in a timely manner; provided, however, that the Tribune Denver may dispute, in good faith, any of its alleged obligations; and

(x)  continue making capital expenditures at budgeted levels, provided, that Tribune Denver shall only be required to make such expenditures through the date immediately prior to the TBA Effective Date.

(c)  Notwithstanding Section 6.4(a) and (b), subject to the TBA and any action or failure to perform by Optionee under the TBA, and except as expressly contemplated by this Agreement, except as set forth in Schedule 6.4(c) or except with the express prior written approval of the Optionee, Tribune Denver shall not, in respect of the Stations:

(i)  make any material change in the Business or the operations of the Stations;

(ii)  make any capital expenditure, or enter into any contract or commitment therefor, in excess of $25,000 in the aggregate;

(iii)  enter into any contract for the purchase of real property or exercise any option to extend a lease listed in Schedule 4.10(c);

(iv)  sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any Affiliates of Tribune), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of Tribune Denver, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

(v)  create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from Tribune or any Affiliate of Tribune in the ordinary course of the Business), except in the ordinary course of the Business;

(vi)  institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than in the ordinary course of the Business of the Business or as required by any such plan or Requirements of Law;

(vii)  make any material change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(viii)  enter into any employment agreement for services to be performed on behalf of the Stations or the Business, except for those employment agreements for employees to replace former employees who resigned or who have been terminated, on similar terms and conditions and at comparable rates of compensation to those terms and conditions and rates of compensation provided to the former employees; or

(ix)  knowingly acquiesce in any infringement, unauthorized use or impairment of the Intellectual Property or change the Stations’ call signs.

SECTION 6.5.  Third Party Consents.    Tribune, Tribune Denver and Optionee shall use their commercially reasonable efforts to obtain the consents of the other contracting parties to the transactions contemplated hereby to the extent required by the Station Agreements requiring such consent. The delivery of such consents that are identified on Schedule 6.5 to be material to the operation of the Stations (“Material Station Agreements”) shall, pursuant to Section 9.5, be a condition to Optionee’s obligation to close. To the extent that transfer or assignment hereunder by Tribune Denver to Optionee of any Station Agreement or license is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Tribune Denver shall use all commercially reasonable efforts to obtain any and all such third party consents under all Station Agreements and licenses; provided, however, that Tribune Denver shall not be required to pay or incur any material cost or expense to obtain any third party consent that Tribune Denver is not otherwise required to pay or incur in accordance with the terms of the applicable Station Agreement or license. If any such third party consent, approval or waiver is not obtained before the Closing, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Optionee or its designated Affiliates the economic benefits of the Station Agreements for which third party consents, approvals, and waivers are being sought after Closing, and to have Optionee or its designated Affiliates assume and discharge the obligations under the Station Agreements from and after the Closing Date.

SECTION 6.6.  Environmental Site Assessment.    Within sixty (60) days of the execution of this Agreement, Optionee may obtain a Phase I Environmental Assessment for each of the parcels of the Real Property (the “Environmental Assessment”). In the event the Environmental Assessment discloses any recognized Environmental Conditions or any potential that such conditions may exist, then Optionee may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions. Such Environmental Assessment shall not relieve Tribune and Tribune Denver of any obligation with respect to any representation, warranty or covenant of Tribune and Tribune Denver in this Agreement or waive any condition to Optionee’s obligations under this Agreement. The cost of completing the Environmental Assessment shall be paid by Optionee.

SECTION 6.7.  Public Announcement.    None of Tribune Denver, Optionee or any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

SECTION 6.8.  Interim Financial Statements.    Tribune Denver shall deliver to Optionee, within five (5) business days of its preparation, copies of any monthly, quarterly or annual financial statements relating solely to the Business that may be prepared by it or any of its Affiliates during the period from the date hereof through the TBA Effective Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Business as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements included in Schedule 4.4 were prepared.

SECTION 6.9.  Administrative Violations.    If Tribune Denver receives any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Stations’ operations violates any rule or regulation of the FCC or of any other governmental authority (an “Administrative Violation”), including, without limitation, any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, Tribune Denver shall promptly notify Optionee of the Administrative Violation, shall use reasonable efforts to remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

SECTION 6.10.  Bulk Sales Act.    Tribune and Tribune Denver agree to jointly and severally indemnify, defend, and hold Optionee harmless against any claims, liabilities, costs, or expenses, including reasonable attorneys’ fees, that Optionee may incur as a result of the failure to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws with respect to the transactions contemplated hereby.

SECTION 6.11.  Adverse Developments.    Tribune Denver shall promptly notify Optionee of any unusual or materially adverse developments known to it that occur prior to Closing with respect to the Purchased Assets or the operation of the Stations or the Business;

provided, however, that the Tribune Denver’s compliance with the disclosure requirements of this Section 6.11 shall not relieve Tribune Denver of any obligation with respect to any representation, warranty or covenant of the Tribune Denver in this Agreement or waive any condition to Optionee’s obligations under this Agreement.

SECTION 6.12.  Additional Covenant.    Tribune, Tribune Denver and Optionee shall make all commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement. Tribune, Tribune Denver and Optionee shall not take any action that is inconsistent with their obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 6.13.  No Solicitation Covenant.    From and after the date of this Agreement, Tribune and Tribune Denver shall not, and shall use their respective best efforts to cause their respective Affiliates, representatives and agents (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than the Optionee and its representatives and agents, concerning (i) any sale of all or any portion of the Purchased Assets, the Business or the Stations to any Person other than Optionee, (ii) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Purchased Assets, the Business or the Stations (other than as contemplated by this Agreement), or (iii) any transaction that would have an effect similar to the transactions described in (i) or (ii) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Each of Tribune and Tribune Denver agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to sale of the Purchased Assets, the Business or the Stations.

SECTION 6.14.  Copies of FCC Applications.    Tribune Denver shall promptly deliver to Optionee copies of any applications filed with the FCC with respect to any of the Stations upon filing the same with the FCC.

SECTION 6.15.  Estoppel Certificates.    Tribune Denver shall use commercially reasonable efforts to obtain, from the lessors under the Real Property Leases, executed versions of estoppel certificates in a form reasonably acceptable to Optionee and Tribune Denver.

SECTION 6.16.  Title Examination; Title Insurance; Surveys.

(a)  Optionee may, at its expense, conduct a review and examination with respect to title of the Real Property, and Tribune Denver shall cooperate as reasonably necessary in completion of such review and examination. If any such review and examination reflects the existence of any defect, encumbrance, or other limitation with respect to any such title which would cause a material limitation or exclusion from the title insurance to be obtained under

Section 6.16(b) (a “Title Defect”), Tribune Denver shall use commercially reasonable efforts to cause such Title Defect to be cleared or otherwise remedied prior to Closing.

(b)  Within ten (10) days of the date of this Agreement, Tribune Denver shall deliver to Optionee copies of any current title insurance policies in its possession. Tribune Denver shall cooperate with Optionee to extent necessary for Optionee to obtain the commitment of a title insurance company reasonably satisfactory to Optionee to issue to Optionee’s lenders, at standard rates, ALTA 1992 Form extended coverage title insurance policies with a zoning endorsement, insuring Optionee’s lenders’ interest in the Real Property (the “Title Commitment”). The costs of the Title Commitment and the policy to be issued pursuant to the Title Commitment shall be paid one-half by Tribune Denver and one-half by Optionee.

(c)  Optionee, at its expense, may obtain surveys of the Real Property performed by surveyors reasonably acceptable to Optionee sufficient to remove any “survey exception” from the title insurance policies to be issued pursuant to the Title Commitment.

SECTION 6.17.  Completion of Transmitter Configurations.    Tribune and Tribune Denver shall make all commercially reasonable expenditures necessary to effect, as soon as commercially and reasonably practicable, the completion of the new transmitter configurations for each of KOSI and KKHK so as to cause each of KOSI and KKHK to operate at one hundred percent (100%) of their authorized power.

SECTION 6.18.  Termination of Agreement.    Tribune Denver shall deliver, prior to December 31, 2001, to Moyes Research Associates a notice of termination of its agreement with Moyes Research Associates effective as of December 31, 2002, unless earlier terminated by Moyes Research Associates.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1.  Taxes; Sales, Use and Transfer Taxes.

(a)  Subject to the TBA, Tribune Denver shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Subject to the TBA, Optionee shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Stations or the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 7.1(a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

(b)  Any sales, use or other transfer Taxes payable by reason of transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included in the Purchased Assets shall be paid one-half by Optionee and one-half by Tribune

Denver. Except as set forth in Section 6.3, all fees relating to any filing with any Governmental Body required for transfer and conveyance of the Business, the Stations or the Purchased Assets hereunder, other than amounts (including Taxes) owing to any Governmental Body as of the date hereof or with respect to events occurring prior to the date hereof, shall be paid one-half by Optionee and one-half by Tribune Denver.

(c)  Tribune Denver or Optionee, as the case may be, shall provide reimbursement for any Tax paid by the other party all or a portion of which is the responsibility of Tribune or Optionee, as the case may be, in accordance with the terms of this Section 7.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

SECTION 7.2.  Employees; Employee Benefit Plans.    (a) On the TBA Effective Date, Optionee will offer employment to each active employee of Tribune or Tribune Denver who is actively at work at the Stations and who is listed on Schedule 7.2 (other than any employees of Tribune or Tribune Denver who remain employees of those corporations in accordance with the requirements of the TBA) . Optionee shall offer such employee the same aggregate level of salary, wages and commissions, if applicable, in effect prior to the TBA Effective Date (“Affected Employees”). For purposes of the previous sentence, “active employee” shall mean Tribune’s or Tribune Denver’s employees who are properly classified as actively at work at the Stations on the day before the TBA Effective Date, and shall not include any individuals (i) receiving short-term disability benefits or long-term disability benefits under any plan or program established or maintained by Tribune or Tribune Denver or (ii) on any type of leave other than vacation leave or sick leave on the TBA Effective Date. Tribune or Tribune Denver shall be responsible for all liabilities and obligations arising from or related to any and all employees who decline an offer of employment with Optionee. For a period ending no earlier than the first (1st) anniversary of the TBA Effective Date, Optionee shall not reduce the cash compensation (including but not limited to wages, salaries and commissions, if applicable) for any of Tribune’s or Tribune Denver’s employees of the Stations in effect on the TBA Effective Date (taking into account hours worked and other variables relevant to the calculation of such compensation); provided, however, that the foregoing shall not apply to changes in bonus and commission compensation that vary with factors such as ratings, billing, cash flow, account assignments and changes in rates; provided, further, that the foregoing shall not prohibit Optionee from terminating any employee.

(b)  Effective immediately upon the TBA Effective Date, each Affected Employee who accepts employment with Optionee pursuant to Section 7.2(a) shall be eligible to become a participant in such employee benefit plans (as such term is defined in Section 3(3) of ERISA) and such other programs and arrangements as may be provided by Optionee to similarly situated employees. Optionee shall not be obligated to provide, nor shall assume any obligation or liability relating to, COBRA Coverage for any employee of Tribune or Tribune Denver or any beneficiary who incurs a qualifying event on or prior to the Closing Date.

(c)  Tribune and Tribune Denver shall be solely responsible for the Employee Plans and all obligations and liabilities thereunder. Optionee shall not assume any of the Employee Plans or any obligation or liability thereunder. Tribune and Tribune Denver shall be responsible for, and shall indemnify and hold harmless Optionee from and against any adverse consequences that Optionee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, any actions taken by Tribune, Tribune Denver or any ERISA Affiliate with respect to an Employee Plan.

(d)  Except as otherwise provided in Section 7.2, Tribune and Tribune Denver will remain responsible for all claims under the applicable Employee Plans for health, accident, sickness, and disability benefits deemed incurred prior to the TBA Effective Date by Affected Employees regardless of whether payment is made after the TBA Effective Date. For all purposes under such Employee Plans, employees will be considered to have terminated employment with Tribune or Tribune Denver as of the TBA Effective Date. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the Affected Employee claiming such benefit, (ii) a claim for sickness or disability benefits based on an injury or illness occurring on or prior to the TBA Effective Date will be deemed to have been incurred prior to the TBA Effective Date, and (iii) in the case of any claim for benefits other than health benefits and sickness and disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claims. As of the TBA Effective Date, any employee of Tribune or Tribune Denver who is receiving benefits under Tribune’s or Tribune Denver’s short-term disability program shall be deemed to be an employee of Tribune or Tribune Denver until such time as such the employee is no longer eligible for the short-term disability program. At that time, if the employee is eligible for long-term disability benefits or disability retirement, the employee shall receive such benefits under Tribune’s or Tribune Denver’s long-term disability program or pension plan. If the employee is not eligible for long-term disability benefits or disability retirement, on the date the employee ceased to be eligible for the short-term disability program, Optionee shall be obligated to offer employment to the employee if Optionee is operating the Station at which the employee was last employed.

(e)  Any preexisting condition clause in any of the health coverage (including medical, dental and disability coverage) included in Optionee’s benefits programs shall be waived for the Affected Employees to the extent such crediting does not result in the duplication of benefits.

(f)  Optionee agrees to provide a severance plan or policy for all Affected Employees in accordance with state law or pursuant to the terms of any severance plan sponsored by Optionee. Optionee shall assume all liability for severance pay and similar obligations payable to any Affected Employee covered by any severance plan sponsored by Optionee.

(g)  Optionee shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and any state law equivalent statutes resulting from the events or actions contemplated by the TBA.

(h)  Either Tribune or Tribune Denver will remain responsible for (i) all benefits payable to its employees who, as of the close of business on the day immediately preceding the TBA Effective Date, were determined to be disabled in accordance with the applicable provisions of the health, accident, sickness, salary continuation, or short-term or long-term disability benefit plans or programs of Tribune or Tribune Denver, and (ii) all benefits payable to its employees, who as of the close of business on the business day immediately preceding the TBA Effective Date, were receiving short term disability benefits in accordance with the applicable provisions of the short term disability benefit plans or programs of Tribune or Tribune Denver; and (iii) all benefits payable to employees of Tribune or Tribune Denver who, as of the close of business on the business day immediately preceding the TBA Effective Date, were on any type of leave other than vacation leave.

(i)  Nothing contained herein, expressed or implied, is intended to confer upon any Affected Employee any right to continued employment for any period of time by reason of this Agreement. Nothing contained herein is intended to confer upon any Affected Employee any particular term or condition of employment.

SECTION 7.3.  Control of Operations Prior to Closing Date.    Notwithstanding anything contained herein or in the TBA to the contrary, the Closing shall not be consummated prior to the grant by the FCC of the FCC Consent. Tribune Denver and Optionee acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, except as set forth in and pursuant to the terms and conditions of the TBA, neither Optionee nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Stations, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Stations shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of Tribune Denver, subject to the terms of Section 6.4 of this Agreement and the provisions of the TBA.

SECTION 7.4.  Tax-Free Exchange.    (a) Optionee acknowledges that Tribune Denver desires to make a qualified tax-deferred exchange of certain property of like-kind with the Purchased Assets pursuant to and in accordance with Section 1031 of the Code. Optionee shall cooperate, in good faith, as reasonably requested by Tribune Denver, in enabling Tribune Denver to effectuate the sale of the Purchased Assets pursuant to this Agreement as part of a like-kind exchange pursuant to Section 1031 of the Code, including, without limitation, the assignment of the rights of Tribune and Tribune Denver pursuant to this Agreement to a “qualified intermediary” as defined in Treasury Regulation Section 1.1031(k)-1(g)(4). Optionee’s obligation to cooperate with Tribune Denver in order to enable Tribune Denver to effectuate a qualified, tax-deferred exchange is specifically conditioned upon the following conditions:

(i)  All of Optionee’s rights and all of Tribune Denver’s obligations to Optionee in respect of all other provisions of this Agreement (including the date for Closing) and the TBA, shall not be adversely affected by any such exchange, whether or not such exchange is consummated by Optionee; and

(ii)  Optionee shall not in any way be liable to Tribune Denver or any other party whatsoever for any failure of Tribune Denver’s proposed transaction to qualify as a tax-free exchange of like-kind property under the Code.

(b)  If at any time Tribune Denver determines not to effectuate the sale of the Purchased Assets as part of a like-kind exchange, it shall promptly notify Optionee of this fact. Within sixty (60) days following such notification, Optionee and Tribune Denver shall negotiate and draft a schedule (the “Asset Allocation”) allocating the consideration paid to Tribune Denver (including the Purchase Price and any adjustments thereto and the Assumed Liabilities) among the Purchased Assts. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Optionee and Tribune Denver shall each deliver an executed copy of the agreed Asset Allocation to the other party. Optionee and Tribune Denver shall each file IRS Form 8594, and all federal, state and local Tax Returns, in accordance with the Asset Allocation. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.4(b) shall survive the Closing for the full period of any applicable statute of limitations plus sixty (60) days.

SECTION 7.5.  Non-Solicitation of Employees.    Commencing with the TBA Effective Date and continuing for one (1) year thereafter, neither Tribune and Tribune Denver nor their Affiliates shall directly or indirectly, for itself or on behalf of any other individual or entity, solicit any employee of the Stations or the Business hired by Optionee or any of its Affiliates pursuant to this Agreement or the TBA, to leave his or her employment with any of Optionee or its Affiliates.

SECTION 7.6.  Public Filings.    Tribune Denver and Tribune acknowledge that Optionee may be obligated to use the pre-Closing financial statements of Tribune Denver and other information in connection with filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Public Filings”), to be issued or filed by Optionee. For a period of three (3) years from the Closing Date, Tribune Denver and Tribune shall cooperate in a commercially reasonable manner with Optionee so that Optionee can obtain information sufficient for Optionee to prepare such Public Filings, in each case the out-of-pocket costs for which shall be borne solely by Optionee. The foregoing cooperation of Tribune Denver and Tribune shall include (a) granting Optionee and its accountants full and complete access to the books and records of Tribune Denver and/or Tribune and to any personnel knowledgeable about such books and records (including the accountants of Tribune Denver and/or Tribune), in each case, to the extent reasonably requested by Optionee, and (b) signing customary management representation letters related to the financial statements and any comfort letters.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS
OF
TRIBUNE DENVER

The obligations of Tribune Denver under this Agreement to consummate the Closing shall, at the option of Tribune Denver, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

SECTION 8.1.  No Misrepresentation or Breach of Covenants and Warranties.

(a)  There shall have been no material breach by Optionee in the performance of any of its respective covenants and agreements contained herein.

(b)  Each of the representations and warranties of Optionee contained or referred to herein that is not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of Optionee contained or referred to herein that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes therein specifically permitted by this Agreement or the TBA or resulting from any transaction expressly consented to in writing by Tribune Denver.

(c)  Optionee shall have delivered to Tribune Denver certificates, dated as of the Closing Date, signed on behalf of Optionee by its President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

SECTION 8.2.  No Restraint or Litigation.

(a)  Any applicable waiting period under the HSR Act shall have expired or have been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(b)  There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by Optionee if any such action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Optionee in breach of this Agreement

SECTION 8.3.  FCC Consent.    The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to Tribune Denver.

SECTION 8.4.  Payment.    Optionee shall have delivered the Purchase Price to Tribune Denver in accordance with Section 3.7.

SECTION 8.5.  Closing Documents.    Optionee shall deliver to Tribune Denver all of the closing documents specified in Section 3.8(b), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to Tribune Denver.

Notwithstanding the failure of any one or more of the foregoing conditions, Tribune Denver may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Optionee delivers to Tribune Denver a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Optionee of any of the representations or warranties of Optionee herein, and nevertheless Tribune Denver proceeds with the Closing, Tribune Denver shall be deemed to have waived for all purposes any rights or remedies it may have against Optionee by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF OPTIONEE

The obligations of Optionee under this Agreement to consummate the Closing shall, at the option of Optionee, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

SECTION 9.1.  No Misrepresentation or Breach of Covenants and Warranties.

(a)  There shall have been no material breach by either of Tribune Denver or Tribune in the performance of any of its respective covenants and agreements contained herein.

(b)  Each of the representations and warranties of Tribune Denver and Tribune contained or referred to herein that is not qualified by materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct in all material respects as of such specified date or time), and each of the representations and warranties of Tribune and Tribune Denver contained or referred to herein that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except in any case for changes (i) therein specifically permitted by this Agreement or the TBA, (ii) resulting from any transaction expressly consented to in writing by Optionee or any transaction contemplated by this Agreement or the TBA or (iii) resulting from Optionee’s action or failure to perform under the TBA.

(c)  Tribune and Tribune Denver shall have delivered to Optionee certificates dated as of the Closing Date and signed on behalf of each of Tribune Denver and Tribune by its President or any Vice President, certifying that the conditions described in subsections (a) and (b) above have been satisfied.

SECTION 9.2.  No Restraint or Litigation.    (a) Any applicable waiting period under the HSR Act shall have expired or been terminated and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a Governmental Body, no statute, rule, regulation or executive order shall have been promulgated or enacted by a Government Body and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, restrains or prohibits the transactions contemplated hereby.

(a)  There shall not be in existence any suit, action, proceeding or investigation instigated by a Governmental Body before any court or governmental agency or body to prohibit the transactions contemplated by this Agreement; provided, however, that this condition may not be invoked by Tribune or Tribune Denver if any such action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Tribune or Tribune Denver in breach of this Agreement.

SECTION 9.3.  FCC Consent.    The FCC Consent shall have been granted, without any condition or qualification which is materially adverse to Optionee or to the operations of the Stations.

SECTION 9.4.  Closing Documents.    Tribune and Tribune Denver shall deliver to Optionee all of the closing documents specified in Section 3.8(a), all of which documents shall be dated as of the Closing Date, duly executed and in a form customary in transactions of this type and reasonably acceptable to Optionee.

SECTION 9.5.  Third Party Consents.    Tribune and Tribune Denver shall have obtained all consents required under the Material Station Agreements in connection with the consummation of the Transaction (a “Required Consent”), such that after the Closing Optionee will continue to enjoy all of their rights and privileges under the Material Station Agreements subject only to the same obligations as are currently binding thereunder, pursuant to the present terms thereof.

Notwithstanding the failure of any one or more of the foregoing conditions, Optionee may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Tribune Denver or Tribune delivers to Optionee a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Tribune Denver or Tribune of any of the representations or warranties of Tribune Denver or Tribune herein, and nevertheless Optionee proceeds with the Closing, Optionee shall be deemed to have waived for all purposes any rights or remedies it may have against Tribune Denver and Tribune by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE X

INDEMNIFICATION

SECTION 10.1.  Indemnification by Tribune Denver.    Tribune Denver and Tribune agree jointly and severally to indemnify and hold harmless each Optionee Group Member from and against any and all Loss and Expense incurred by such Optionee Group Member in connection with or arising from:

(i)  any breach by either of Tribune Denver or Tribune of, or any other failure of either of Tribune Denver or Tribune to perform, any of its covenants, agreements or obligations in this Agreement or in any Tribune Denver Ancillary Agreement;

(ii)  any breach of any warranty or the inaccuracy of any representation of Tribune Denver or Tribune contained or referred to in this Agreement or any certificate delivered by or on behalf of Tribune Denver or Tribune pursuant hereto;

(iii)  the failure of Tribune Denver to perform and discharge any Excluded Liabilities;

(iv)  all Administrative Violations of Tribune or Tribune Denver occurring prior to the Closing Date (except to the extent caused by Optionee’s actions or failure to perform under the TBA); and

(v)  any actions of Tribune Denver or its Affiliates, its employees, contractors or agents (including their negligence) in performing or failing to perform any of their obligations under the TBA.

provided, however, that Tribune Denver and Tribune shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Optionee Group Members until, and then only to the extent that, the aggregate amount of all such Loss and Expense exceeds One Hundred Fifty Thousand Dollars ($150,000) and, provided, further, that the aggregate amount that Tribune Denver and Tribune shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Optionee Group Members shall not exceed Eighteen Million Dollars ($18,000,000). The indemnification provided for in this Section 10.1 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Optionee Group Member under this Section 10.1 thereafter); provided, however, that if the Closing does not occur within one (1) year from the TBA Effective Date, then the indemnification provided for in this Section 10.1 shall terminate one (1) year after the Closing Date (and no claims shall be made by any Optionee Group Member under this Section 10.1 thereafter), except that the indemnification by Tribune Denver and Tribune shall continue in any event as to:

(A)  the covenants of Tribune Denver and Tribune set forth in Section 7.1, 7.4(b), 12.2 or 12.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

(B)  any Loss or Expense incurred by any Optionee Group Member in connection with or arising out of the matters described in clause (iii) of this Section 10.1, as to which no time or recovery amount limitation shall apply;

(C)  any Loss or Expense incurred by any Optionee Group Member in connection with or arising from the matters described in clause (v) of this Section 10.1, as to which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days; and

(D)  any Loss or Expense of which any Optionee Group Member has notified Tribune Denver and Tribune in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Tribune Denver and Tribune shall continue until the liability of Tribune Denver shall have been determined pursuant to this Article X, and Tribune Denver and/or Tribune shall have reimbursed all Optionee Group Members for the full amount of such Loss and Expense in accordance with this Article X.

SECTION 10.2.  Indemnification by Optionee.    Optionee agrees to indemnify and hold harmless each Tribune Denver Group Member from and against any and all Loss and Expense incurred by such Tribune Denver Group Member in connection with or arising from:

(i)  any breach by Optionee, or any other failure of Optionee to perform, any of its covenants, agreements or obligations in this Agreement or in any Optionee Ancillary Agreement;

(ii)  any breach of any warranty or the inaccuracy of any representation of Optionee contained or referred to in this Agreement or any certificate delivered by or on behalf of Optionee pursuant hereto;

(iii)  the failure of Optionee to perform or discharge any of the Assumed Liabilities and Optionee’s (or any successor’s or assignee’s) operation of the Business and/or the ownership and/or use of the Purchased Assets after the Closing Date; or

(iv)  any action or failure of Optionee to perform or discharge its obligations under the TBA.

provided, however, that Optionee shall not be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Tribune Denver Group Members until, and then only to the extent that, the aggregate amount of all such Loss and Expense exceeds One Hundred Fifty Thousand Dollars ($150,000) and, provided, further, that the aggregate amount that Optionee shall be required to indemnify and hold harmless pursuant to clause (ii) with respect to Loss and Expense incurred by Tribune Denver Group Members shall not exceed Eighteen Million Dollars ($18,000,000). The indemnification provided for in this Section 10.2 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Tribune Denver Group Member under this Section 10.2 thereafter); provided, however, that if the Closing does not occur within one (1) year from the TBA Effective Date, then the indemnification provided for in this Section 10.2 shall terminate one (1) year after the Closing Date (and no claims shall be made by any Tribune Denver Group Member under this Section 10.2 thereafter), except that the indemnification by Optionee shall continue in any event as to:

(A)  the covenants of Optionee set forth in Sections 7.1, 7.4(b), 12.2 or 12.10, as to all of which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days;

(B)  any Loss or Expense incurred by any Tribune Denver Group Member in connection with or arising out of the failure of Optionee to perform any Assumed Liabilities, as to which no time or recovery amount limitation shall apply;

(C)  any Loss or Expense incurred by any Tribune Denver Group Member in connection with or arising out of the matters described in clause (iv) of this Section 10.2, as to which no time limitation shall apply other than the full period of any applicable statute of limitations plus sixty (60) days; and

(D)  any Loss or Expense of which any Tribune Denver Group Member has notified Optionee in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Optionee shall continue until the liability of Optionee shall have been determined pursuant to this Article X, and Optionee shall have reimbursed all Tribune Denver Group Members for the full amount of such Loss and Expense in accordance with this Article X.

SECTION 10.3.  Notice of Claims.    (a)  Any Optionee Group Member or Tribune Denver Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.3 shall not affect such Indemnified Party’s rights under this Article X except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)  In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof. Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis,” which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that the parties hereto agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes, (2) all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years as a result of the Indemnified Event and (3) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by Tribune Denver and Optionee and, in the case of any present value calculations, shall be made using the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding plus two percentage points.

(c)  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

SECTION 10.4.  Third Person Claims.    (a)  In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) business days after receipt thereof and shall deliver to the Indemnitor within seven (7) business days after the receipt of such complaint copies of notices and documents (including court papers) physically served upon the Indemnified Party relating to the third Person claim. The failure of any Indemnified Party to give the Claim Notice promptly (or in five (5) business days in the case of service of a complaint upon the Indemnified Party) as required by this Section 10.4 shall not affect such Indemnified Party’s rights under this Article X except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)  In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within thirty (30) days after the date of such notice.

(c)  To the extent of any inconsistency between this Section 10.4 and Section 7.1(c), the provisions of Section 7.1(c) shall control.

SECTION 10.5.  Limitations.    (a)  In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)  Except in claims of common law fraud or except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement); provided, however, that nothing contained herein shall limit the parties’ obligations under the TBA.

SECTION 10.6.  Mitigation.    Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE XI

TERMINATION AND REMEDIES

SECTION 11.1.  Termination.

(a)  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)  by the mutual written consent of Tribune Denver and Optionee;

(ii)  by Tribune Denver in the event of a material breach by Optionee of any of its agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Optionee contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Optionee to cure such breach within thirty (30) days after receipt of written notice from Tribune Denver requesting such breach to be cured;

(iii)  by Optionee in the event of a material breach by Tribune Denver or Tribune of any of their respective agreements, representations or warranties contained in this Agreement or if any of the representations or warranties of Tribune Denver or Tribune contained in this Agreement shall have been inaccurate in any material respect when made, and the failure of Tribune Denver or Tribune to cure such breach within thirty (30) days after receipt of written notice from Optionee requesting such breach to be cured;

(iv)  by Tribune Denver or Optionee if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(v)  by Optionee, pursuant to the provisions of Section 12.14(a)(ii) hereof;

(vi)  by Optionee, pursuant to the provisions of Section 12.14(b) hereof;

(vii)  by Tribune Denver, if after the expiration of either the Early Exercise Period or the Exercise Period, Optionee has not exercised the Option;

(viii)  by Tribune Denver or Optionee, if the TBA Effective Date shall not have occurred by April 24, 2002; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(viii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the TBA shall have been the cause of, or resulted in, the failure of the TBA Effective Date to occur prior to such date; and

(ix)  by Tribune Denver or Optionee if the Closing shall not have occurred within one year after Optionee’s proper exercise of the Option (or such later date as may be mutually agreed to by Tribune Denver and Optionee); provided, however, that the right to terminate this Agreement under this Section 11.1(a)(ix) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the TBA shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date.

(b)  In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than the provisions of this Article XI, Sections 12.2 and 12.10) shall be terminated without further liability of any party to the other; provided that nothing herein shall relieve any party from liability for any breach of this Agreement or the TBA. Notwithstanding anything contained herein to the contrary, the Option Payment shall be refundable to Optionee in all events promptly upon termination of this Agreement, except in the case in which, at the time of any termination by Tribune Denver, the conditions precedent to the obligations of Optionee set forth in Article IX (i) shall have been satisfied (or, upon delivery of the certificate described in Section 9.1(c), could be satisfied) or (ii) have not been satisfied (or are incapable of being satisfied) by reason of the failure of Optionee to fulfill its obligations under this Agreement or the TBA. Notwithstanding anything contained herein to the contrary, the refund of the Option Payment shall not in any manner limit the right of Tribune Denver to seek damages or specific performance from Optionee for any breach by Optionee of its obligations under this Agreement or the TBA.

(c)  In the event that this Agreement shall be terminated pursuant to this Article XI, Tribune Denver shall reimburse Optionee for all capital expenses incurred by Optionee in connection with Optionee’s operation of the Stations pursuant to the TBA; provided, however, Tribune Denver shall have no obligation to reimburse Optionee for any amounts greater than Two Hundred Thousand Dollars ($200,000) per annum (the “Annual Capital Expense Maximum”), unless Tribune Denver shall have provided its prior written consent to the incurrence of any such amounts above the Annual Capital Expense Maximum.

SECTION 11.2.  Tribune Denver’s Remedies.    If this Agreement is terminated by Tribune Denver and, at the time of such termination, the conditions precedent to the obligations of Optionee set forth in Article IX (i) shall have been satisfied (or, upon delivery of the certificate described in Section 9.1(c), could be satisfied) or (ii) have not been satisfied (or are incapable of being satisfied) by reason of the failure of the Optionee to fulfill its obligations under this Agreement or the TBA, then Tribune Denver shall retain the full amount of the Option Payment and such Option Payment paid to Tribune Denver (or the Qualified Intermediary) pursuant to Section 3.5 shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Tribune Denver and Tribune under this Agreement. Tribune Denver, Tribune and Optionee agree in advance that actual damages would be difficult to ascertain and that the amount of the payment of the Option Payment made to Tribune Denver (or the Qualified Intermediary) pursuant to Section 3.5 is a fair and equitable amount to reimburse Tribune Denver and Tribune for damages sustained due to Optionee’s failure to fulfill such obligations under this Agreement. Notwithstanding anything contained herein to the contrary, the retention or refund of the Option Payment shall not in any manner limit the right of Tribune Denver to seek damages or specific performance from Optionee for any failure of Optionee to perform its payment or reimbursement obligations under the TBA.

SECTION 11.3.  Optionee’s Remedies.    The parties recognize that if, prior to Closing, either Tribune or Tribune Denver breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Optionee for its injury. Optionee shall therefore be entitled, in addition to any other remedies that may be available (including, but not limited to, the provisions of Section 10.1 (relating to indemnification)), to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Optionee to enforce this Agreement, whether prior to or following the Closing, Tribune and Tribune Denver shall waive the defense in any such action that there is an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder, and Tribune and Tribune Denver agree that Optionee shall have the right to seek specific performance without being required to prove actual damages, post bond, or furnish other security. Following the Closing, Optionee shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement. This Section 11.3 shall not limit Optionee’s ability to seek damages in the event Optionee elects to terminate this Agreement as a result of either Tribune’s or Tribune Denver’s default hereunder instead of seeking specific performance.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1.  Survival of Representations, Warranties and Obligations.    All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article X, the representations and warranties contained in Articles IV and V of this Agreement shall terminate eighteen (18) months after the Closing Date; provided, however, that if the Closing does not occur within one (1) year from the TBA Effective Date, then the representations and warranties contained in Articles IV and V of this Agreement shall terminate one (1) year after the Closing Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) the representations and warranties contained in Section 4.7 shall survive for other than the full period of any applicable statute of limitations plus sixty (60) days, and (b) the representations and warranties contained in Section 4.15 shall survive without limitation. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article IV or V after the date on which such representations and warranties terminate as set forth in this Section.

Section 12.2.  Confidential Nature of Information.    Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 12.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 12.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

SECTION 12.3.  Governing Law; Venue.    This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

SECTION 12.4.  Notices.    All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by messenger or 72 hours after having been sent by registered or certified mail or when delivered by private courier addressed as follows:

If to Tribune Denver or Tribune:

Tribune Broadcasting Company
435 North Michigan Avenue
Chicago, Illinois 60611
Attention: President

with copies to:

Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611
Attention: Senior Vice President and General Counsel

and

Sidley Austin Brown & Wood
One First National Plaza
Chicago, Illinois 60603
Attention: Larry A. Barden

If to Optionee, to:

Entercom Communications Corp.
401 City Avenue
Suite 409
Bala Cynwyd, Pennsylvania 19004
Attention: David Field

with a copy to:

Latham & Watkins
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004
Attention: Joseph D. Sullivan

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

SECTION 12.5.    Successors and Assigns.

(a)  The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties hereto. Notwithstanding the foregoing, (i) Tribune Denver and Tribune may assign all or a part of their rights under this Agreement prior to the Closing to a “qualified intermediary” with the meaning of Treasury Regulation Section 1.1031(k)-1(g)(4) without the prior written consent of Optionee; provided, however that Tribune Denver and Tribune shall remain primarily liable for all of their obligations under this Agreement, (ii) Optionee may make a collateral assignment of its rights under this Agreement for the benefit of its senior lenders, and Tribune and Tribune Denver agree to execute acknowledgments of any assignment(s) and collateral assignment(s) pursuant to this Section 12.5 in such forms as Optionee’s lender(s) may from time to time reasonably request, (iii) either party may assign from all or a part of its rights under this Agreement to an Affiliate of the assigning party, and (iv) either party may assign all or a part of its rights under this Agreement in the case of a merger, consolidation or change of control.

(b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

Section 12.6.  Access to Records after Closing.    For a period of six years after the Closing Date Tribune Denver and its representatives shall have reasonable access to all of the books and records of the Business transferred to Optionee hereunder to the extent that such access may reasonably be required by Tribune Denver in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Optionee upon receipt of reasonable advance notice and during normal business hours. Tribune Denver shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6. If Optionee shall desire to dispose of any of such books and records prior to the expiration of such six-year period, it shall, prior to such disposition, give Tribune Denver a reasonable opportunity, at Tribune Denver’s expense, to segregate and remove such books and records as the other party may select.

For a period of six years after the Closing Date, Optionee and its representatives shall have reasonable access to all of the books and records relating to the Business which

Tribune Denver or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Tribune Denver and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Optionee shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6. If Tribune Denver or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Tribune Denver shall, prior to such disposition, give Optionee a reasonable opportunity, at Optionee’s expense, to segregate and remove such books and records as the other party may select.

SECTION 12.7.  Entire Agreement; Amendments.    This Agreement, the Exhibits and Schedules referred to herein, the TBA and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

SECTION 12.8.  Interpretation.    Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

SECTION 12.9.  Waivers.    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 12.10.  Expenses.    Except as otherwise expressly provided herein or in the TBA, each of Tribune Denver and Optionee will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and the TBA and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

SECTION 12.11.  Partial Invalidity.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

SECTION 12.12.  Execution in Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Tribune Denver, Tribune and Optionee.

SECTION 12.13.  Disclaimer of Warranties.    Neither Tribune Denver nor Tribune makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Optionee. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY TRIBUNE DENVER AND TRIBUNE PURSUANT TO SECTION 9.1, TRIBUNE DENVER IS SELLING THE BUSINESS AND THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND TRIBUNE DENVER AND TRIBUNE DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. TRIBUNE DENVER AND TRIBUNE MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Optionee acknowledges that none of Tribune Denver, Tribune or any of their representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Optionee or its representatives or Affiliates to Optionee or any other information which is not included in this Agreement or the Schedules hereto, and none of Tribune Denver, Tribune or any of Optionee’s representatives or Affiliates nor any other Person will have or be subject to any liability to Optionee, any Affiliate of Optionee or any other Person resulting from the distribution of any such information to, or use of any such information by, Optionee, any Affiliate of Optionee or any of their agents, consultants, accountants, counsel or other representatives.

SECTION 12.14.  Risk of Loss; Damage to Facilities.

(a)  Risk of Loss.    Subject to the TBA, the risk of loss or damage to the Purchased Assets shall be on Tribune Denver prior to the Closing Date and thereafter shall be on Optionee. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 10.1, if any of the Purchased Assets is damaged or destroyed prior to the Closing Date (any such event being referred to as an “Event of Loss”) and such Event of Loss shall materially affect the operations of a Station, and repair or replacement cannot be accomplished by the scheduled Closing Date but can be accomplished within 60 days after that date, Tribune Denver may postpone the Closing Date for that 60-day period in order to undertake such repair or replacement; if, however, the repair or replacement cannot be accomplished within that 60-day period, Optionee may elect by written notice to Tribune Denver within 20 days after Optionee has received notice that any Event of Loss has occurred:

(i)  to consummate the Closing on the scheduled Closing Date and accept all the Purchased Assets as is, in which event Tribune Denver shall assign to Optionee at the Closing all of its rights under any insurance policies and to all insurance proceeds covering that Event of Loss (less amounts due to the assigning party for repairs or replacements of the property prior to the Closing); or

(ii)  to terminate this Agreement without liability on the part of Tribune Denver or Optionee.

(iii)  If the Closing Date is postponed beyond the time specified in Section 11.1(a)(ix), the parties shall amend their application to the FCC to request an extension of the date of Closing.

(b)  Failure of Broadcast Transmission.    Tribune Denver shall give prompt written notice to Optionee if any of the following (a “Specified Event”) shall occur at any of the Stations: (i) the regular broadcast transmissions of any of the Stations in the normal and usual manner are interrupted or discontinued; (ii) except as set forth in Schedule 4.9(a), any of the Stations that are FM broadcasting stations are operated at less than their respective licensed antenna height above average terrain or at less than ninety percent (90%) of their respective licensed effective radiated power; or (iii) KEZW(AM) is operated at less than ninety percent (90%) of its licensed power. If any Specified Event at a Station persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the markets served such Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Optionee may, at its option: (x) terminate this Agreement by written notice given to Tribune Denver not more than ten (10) days after the expiration of such thirty (30) day period, or (y) proceed in the manner set forth in Section 12.14(a).

SECTION 12.15.  No Third Party Beneficiaries.    Tribune, Tribune Denver and Optionee do not intend by the execution, delivery or performance of this Agreement to confer a benefit upon any person or entity not a party to this Agreement.

SECTION 12.16.  Attorneys’ Fees.    If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

SECTION 12.17.  Actions Pursuant to the TBA.    Notwithstanding anything contained herein to the contrary, neither Tribune Denver nor Tribune shall be deemed to have breached any of their representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Optionee’s obligation to perform under this Agreement (nor shall Tribune Denver or Tribune have any liability or responsibility to Optionee in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of Optionee or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with Optionee’s performance of its obligations under the TBA or otherwise, or (ii) the failure of Optionee to perform any of its obligations under the TBA. Optionee acknowledges and agrees that neither Tribune Denver nor Tribune shall be deemed responsible for or have authorized or consented to any action or failure to act on the part of Optionee or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the TBA solely by reason of the fact that prior to Closing, Tribune Denver shall have the legal right to control, manage, and supervise the operation of the Stations and the conduct of the Business, except to the extent Tribune Denver actually exercises control, management or supervision of the operation of the Stations or the conduct of the Business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TRIBUNE DENVER RADIO, INC.

By:	/s/ DENNIS J. FITZSIMONS
Dennis J. FitzSimons President

TRIBUNE BROADCASTING COMPANY

By:	/s/ DENNIS J. FITZSIMONS
Dennis J. FitzSimons President

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ JOHN C. DONLEVIE
John C. Donlevie Executive Vice President

ENTERCOM DENVER, LLC

By:	/s/ JOHN C. DONLEVIE
John C. Donlevie Executive Vice President

ENTERCOM DENVER LICENSE, LLC

By:	/s/ JOHN C. DONLEVIE
John C. Donlevie Executive Vice President